UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SILICON IMAGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2013

To Our Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Silicon Image, Inc. to be held at our headquarters located at 1140 East Arques Ave., Sunnyvale, California, 94085, on Wednesday, May 22, 2013, at 2:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of Silicon Image by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Camillo Martino
Chief Executive Officer

SILICON IMAGE, INC.
1140 East Arques Ave.
Sunnyvale, California 94085
______________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of Silicon Image, Inc. will be held at our headquarters located at 1140 East Arques Ave., Sunnyvale, California 94085, on Wednesday, May 22, 2013, at 2:00 p.m., Pacific Time, for the following purposes:

1.
To elect two Class II directors of Silicon Image, Inc., each to serve until the 2016 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. Silicon Image’s Board of Directors intends to present the following nominees for election as Class II directors:

Masood Jabbar	John Hodge

2.	To approve the Company’s executive compensation.

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Silicon Image, Inc. for the fiscal year ending December 31, 2013.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 28, 2013 are entitled to notice of and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Camillo Martino
Chief Executive Officer

Sunnyvale, California
April 5, 2013

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope, or vote by telephone or Internet according to the directions on the accompanying proxy, so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2013:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
http://ir.siliconimage.com/sec.cfm

SILICON IMAGE, INC.
1140 East Arques Ave.
Sunnyvale, California 94085
______________________________

PROXY STATEMENT
______________________________

April 5, 2013

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Silicon Image, Inc., a Delaware corporation (“Silicon Image” or the “Company”), for use at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters located at 1140 East Arques Ave., Sunnyvale, California 94085, on Wednesday, May 22, 2013, at 2:00 p.m., Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 12, 2013. An annual report for the year ended December 31, 2012 is enclosed with this Proxy Statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on March 28, 2013, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 28, 2013, we had 77,097,490 shares of common stock outstanding and entitled to vote. Holders of Silicon Image common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. To be approved, each of Proposals No. 2 and 3 requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal, but will have the same effect as negative votes with regard to Proposals No. 3. Additionally, abstentions will not be counted as either a vote cast “For” or “Against” with respect to Proposal 2. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative and negative votes, votes withheld, and abstentions.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members Brokers are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as Proposal No. 3. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. For Proposals No. 1 and 2, which are not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on those proposals. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Silicon Image for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class II directors, as a vote “for” election to Class II of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by Silicon Image. Following the original mailing of the proxies and other soliciting materials, Silicon Image and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Silicon Image will request those brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Silicon Image, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Okapi Partners LLC will assist Silicon Image in obtaining the return of proxies at an estimated cost to Silicon Image of $6,000.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to Silicon Image stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare Trust Company, N.A., Silicon Image’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare Trust Company, N.A., you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers that must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Silicon Image’s Board of Directors is presently comprised of six (6) members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting.

Peter Hanelt and William George have been designated as Class I directors, Masood Jabbar and John Hodge have been designated as Class II directors and William Raduchel and Camillo Martino have been designated as Class III directors. Mr. Hanelt serves as Chairman of the Board. The Class I directors are standing for reelection at the 2015 Annual Meeting of Stockholders, the Class II directors will stand for reelection or election at the 2013 Annual Meeting of Stockholders and the Class III directors will stand for reelection or election at the 2014 Annual Meeting of Stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election as a Class II director is currently a director of Silicon Image. If elected at the Annual Meeting, each of the nominees would serve until the 2016 Annual Meeting of Stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the two nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. Silicon Image is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors and certain information about them, including their ages as of February 28, 2013, are included below.

Name	Age	Principal Occupation	Director Since

Nominees for election as Class II directors with term expiring in 2016:
Masood Jabbar(1)(2)(3)	63	Independent Consultant and Private Investor	2005
John Hodge(1)(4)	45	Partner, Rubicon Technology Partners	2006

Incumbent Class I directors with term expiring in 2015:
Peter Hanelt(1)(2)(3)	67	Business Consultant	2005
William George(2)(3)	70	Independent Consultant	2005

Incumbent Class III directors with term expiring in 2014:
William Raduchel(2)(4)	66	Individual Investor and Strategic Advisor	2005
Camillo Martino	50	Chief Executive Officer of Silicon Image	2010
_________________

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Governance and Nominating Committee
(4)	Member of Corporate Development Committee

William George has served as a director of Silicon Image since October 2005. Dr. George served as Executive Vice President of Manufacturing Services for ON Semiconductor Corporation and SCI, LLC from June 2007 until his retirement from the company in September, 2008. From August 1999 until June 2007, he served as Executive Vice President of Operations at ON. He served as Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Components Group from June 1997 until August 1999. Prior to that time, Dr. George held several executive and management positions at Motorola, including Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Products Sector. From 1991 to 1994, he served as Executive Vice President and Chief Operations Officer of Sematech, a consortium of leading semiconductor companies. From October 2003 until December 2004, Dr. George served as a director of the Supervisory Board of Metron Technology N.V., a global provider of marketing, sales, manufacturing, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers in Europe, Asia and the United States. From August 2005 until its acquisition by Cypress Semiconductor in October 2012, Dr. George served as a director, chair of the Governance and Nominating Committee and a member of the Compensation Committee of Ramtron International Corporation, a semiconductor supplier located in Colorado Springs, Colorado. In 2011, he also was named to the Ramtron Audit Committee and assumed the chairmanship of the Compensation Committee.  In April 2009, he joined the Board of Directors of publicly-traded Power Integrations, Inc., a leading supplier of high voltage integrated circuits for energy efficient power conversion. He is also currently a member of the Compensation Committee of the Board of Directors of Power Integrations, Inc. Since December 2011, Dr. George also served as a member of the Audit Committee of the Board of Directors of Power Integrations, Inc. Dr. George received his Bachelor’s degree in Metallurgical Engineering in 1964 from the University of Oklahoma and earned a Ph.D. in Materials Science from Purdue University in 1968.

Through his extensive experience as an executive officer in a number of semiconductor companies, Dr. George brings to our Board of Directors his broad management expertise and a knowledge and understanding of the semiconductor industry. Through his vast experience and deep understanding of the semiconductor industry, he provides our Board of Directors valuable insights and ideas about analyzing and focusing on improving the various aspects of our Company, including operations, research and development, strategies and financial performance.

Peter Hanelt has served as a director of Silicon Image since May 2005, including as Chairman of the Board since July 2005. Mr. Hanelt has been a self-employed business consultant since November 2003. Mr. Hanelt served as Chief Restructuring Officer and Chief Operating Officer of the Good Guys, Inc., a publicly traded regional consumer electronics retailer, from December 2001 through July 2003 and as a consultant from July 2003 through October 2003. Mr. Hanelt is also a Chairman, director and a member of the Nominating and Corporate Governance and Compensation Committee and the chair of the Audit Committee of Bidz.com, a publicly-traded online bidding service. Mr. Hanelt also serves as a Chairman and director of Patelco Credit Union and a director of Dignity Health, formerly Catholic Healthcare West, both not for profit companies and InterHealth Nutraceuticals, Inc. and Coast Asset Management LLC, both private companies. From 1997 to May 2008, Mr. Hanelt served as a director of Shoe Pavilion, Inc., a publicly traded shoe retailer. Shoe Pavilion, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in July 2008. Mr. Hanelt holds a Bachelor of Science degree in Engineering from the United States Military Academy at West Point, and earned his MBA degree at the University of California, Berkeley.

Through Mr. Hanelt’s experience as a chief executive officer and his significant experience on audit committees and the board of directors of other companies, he brings his analytical skills and extensive expertise in analyzing numerous aspects of our business, including strategy, organizational design and planning as well as formulating and driving strategic direction and change. In particular, Mr. Hanelt’s experience with a wide range of companies provides the Board with valuable insight to best-in-class examples of successful companies against which we can model growth and culture to enable scaling of the organization in an optimal manner. Mr. Hanelt’s experience as a director in other companies provides him with an understanding of the operation of other boards of directors that he can contribute in his role as the Chairman of our Board of Directors. In addition, Mr. Hanelt holds an active CPA license and has spoken at several educational forums for CPA firms on the role of audit committees and board members, both of which also contribute to his qualifications.

John Hodge has served as a director of Silicon Image since February 2006. Since March 2012, Mr. Hodge has been a partner at Rubicon Technology Partners, a middle market private equity firm. From June 2006 to September 2011, Mr. Hodge served as Senior Managing Director and Senior Advisor in the Private Equity Division at Blackstone Group, a private equity firm. From December 2006 to July 2008, Mr. Hodge served on the Board of Directors as well as member of the Audit Committee of Freescale Semiconductor, Inc. Mr. Hodge has advised clients from the brightest startups to the largest global leaders completing over 250 transactions for companies, such as Apple, Applied Materials, ASML, Broadcom, Cadence, Conexant, Compaq, Cypress, Google, Handspring, Hewlett-Packard, Intel, Intuit, KLA-Tencor, Lam Research, Linear Technology, National Semiconductor, Oracle, Philips, Rockwell, Samsung, SMIC, Solectron, Synopsys, ST Microelectronics, Texas Instruments, Verisign and Xilinx. From 1998 to February 2006, Mr. Hodge was Senior Advisor, Managing Director and Global Head of Corporate Finance of the Technology Group of Credit Suisse First Boston. He also previously held positions at Morgan Stanley and Robertson Stephens. Mr. Hodge holds a Bachelor of Science degree in Biology from Stanford University.

Mr. Hodge’s years of experience in private equity, corporate finance and merger acquisitions transactions and his extensive experience as a director of semiconductor companies have exposed him to a broad range of issues affecting businesses, including a number of businesses in our industry. In particular, Mr. Hodge’s experience as an operating executive in the private equity and financial institutions provides our Board of Directors and our management with knowledge and perspective on the Company’s daily operating challenges. He brings to our Board of Directors his financial expertise and his work has included analyzing and focusing on improving various aspects of businesses, including operations, strategies and financial performance.

Masood Jabbar has served as a director of Silicon Image since May 2005. Mr. Jabbar is currently a private investor. From November 2004 to September 2006, Mr. Jabbar served as the Chief Executive Officer of XDS Inc., a privately held services company. In September 2003, Mr. Jabbar retired from Sun Microsystems, Inc. after sixteen years, where he held a variety of senior positions, including Executive Vice President and Advisor to the Chief Executive Officer from July 2002 through September 2003, Executive Vice President of Global Sales Operations from July 2000 to June 2002, President of the Computer Systems Division from February 1998 to June 2002 and, prior to that, Vice President, Chief Financial Officer and Chief of Staff of Sun Microsystems Computer Corporation from May 1994 to January 1998. Prior to joining Sun Microsystems, Inc., Mr. Jabbar worked for ten years at Xerox Corporation and prior to Xerox, two years at IBM Corporation. Mr. Jabbar serves on the Board of Directors and as a member of the Audit Committee of JDS Uniphase Corporation, a publicly traded company, and as a member of the Board of Directors and a member of the Audit Committee of RF Micro Devices, Inc., a publicly traded company. He is also a member of the Board of Directors of Calypso Technology Inc. a privately held company. Mr. Jabbar holds a MA in International Management from the American Graduate School of International Management, a Master of Business Administration degree from West Texas A&M University and a Bachelor of Arts degree in Economics & Statistics from the University of the Punjab, Pakistan.

Mr. Jabbar’s years of experience as an executive officer at Sun Microsystems, Inc. and as the Chief Executive Officer of XDS, Inc. have provided him with broad leadership and executive experience. Moreover, his MA in International Management and his tenure as head of Global Sales at Sun Microsystems provides him with a perspective on global business operations. In addition, his experience as a director in other companies provides him with an understanding of the operation of other boards of directors that he can contribute in his role as the Chairman of the Compensation Committee and a member of the Governance and Nominating Committee of our Board of Directors.

Camillo Martino has served as a director and Chief Executive Officer of Silicon Image since January 2010. Mr. Martino served as a board member of SAI Technology Inc. (“SAI”), a privately held company, from June 2006 to November 2010 and, prior to his appointment as Chief Executive Officer of the Company, Mr. Martino served as Chief Operating Officer of SAI from January 2008 to January 2010. From July 2005 to June 2007, Mr. Martino served as the President and CEO of Cornice Inc., a privately held company. From August 2001 to July 2005, Mr. Martino served as the Executive Vice President and Chief Operating Officer at Zoran Corporation, a publicly held company. Prior to August 2001, Mr. Martino also worked at National Semiconductor Corporation for a total of nearly 14 years. Mr. Martino holds a Bachelor of Applied Science in Electrical Engineering from the University of Melbourne, Parkville/Melbourne, Australia and a Graduate Diploma in Digital Communications from Monash University, Clayton, Australia.

Mr. Martino’s over 25 years of experience in the high-tech industry, including various executive management roles focusing on consumer electronics, communications and computing markets, contribute to his qualifications to sit on our Board of Directors. Mr. Martino’s day-to-day involvement in the Company’s business has provided him with extensive knowledge and understanding of the Company and its industry. As Chief Executive Officer, he is able to provide the Company’s Board of Directors with insight and information related to the Company’s strategy, operations, and business. His prior employment in public companies in a number of substantial management and executive roles at Zoran Corporation and National Semiconductor Corporation provided him with extensive experience in business, operations, research and development and management.

William Raduchel   has served as a director of Silicon Image since December 2005. Dr. Raduchel served as non-executive vice chairman of Silicon Image’s wholly-owned subsidiary Simplay Labs, LLC (formerly known as PanelLink Cinema LLC) from January 2005 until his election as a director of Silicon Image. From April 2003 until his election as a director, Dr. Raduchel also served as a consultant to Silicon Image. Dr. Raduchel is an adjunct professor at the McDonough School of Business, Georgetown University and an outside director. He is a director of ePals, Live Intent and Virident, all private companies except for ePals, a public company listed on the Toronto Stock Exchange. He is a strategic advisor to Daily Mail and General Trust PLC, a leading U.K. media company, and to Naspers, Ltd.  From June 2007 until June 2011, he was Chairman of Opera Software, a leading supplier of software and services to the mobile industry and was a director for a year prior to becoming Chairman. From March 2004 until June 2006, he was the Chairman of the Board of Directors and from May 2004 to January 2006, Chief Executive Officer, of Ruckus Network, Inc., a privately-held digital entertainment network for students at colleges and universities over the university network. From September 1999 through January 2001, he was Chief Technology Officer of AOL, Inc., becoming Chief Technology Officer of AOL Time Warner (now known as Time Warner Inc.) in January 2001, a position he held through December 2002. After leaving AOL Time Warner, he served as a part-time strategic advisor to America Online, Inc. (a subsidiary of Time Warner Inc.) from March 2003 through February 2004. After attending Michigan Technological University, which gave him an honorary doctorate in 2002, Dr. Raduchel received his undergraduate degree in Economics from Michigan State University and earned his A.M. and Ph.D. degrees in Economics at Harvard University.

In addition to being an economist, Dr. Raduchel is a recognized expert on the future of technology and media, and his vision assists the Company in its strategy. He understands both our industry and our customers.  In addition, he brings a wealth of management experience from his career at Opera Software, AOL Time Warner, AOL, Inc., Sun Microsystems, Inc., Xerox Corporation and The McGraw-Hill Companies, Inc., at all of which he was an executive officer other than Opera Software where he was a Chairman of the Board. His corporate governance expertise includes decades of board service.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

Membership and Meetings of Board of Directors and Board Committees

Board of Directors.

The Board of Directors has determined that each of Peter Hanelt, William George, John Hodge, Masood Jabbar and William Raduchel representing a majority of its current members, is independent under the rules of the NASDAQ Stock Market and the rules of the Securities and Exchange Commission.

During fiscal year 2012, the Board met formally thirty-one times and acted by written consent four times. All of the directors attended at least 80% of the meetings of the Board and the total number of meetings held by all committees of the Board on which such director served.

Standing committees of the Board include an audit committee, a compensation committee, a governance and nominating committee and a corporate development committee. Each of these committees has adopted a written charter. Current copies of these charters are available on the Investor Center section of Silicon Image’s website at http://ir.siliconimage.com by clicking on "Committee Charters" under “Research Tools”.

Audit Committee.  The Audit Committee consists of Peter Hanelt, Masood Jabbar and John Hodge. Mr. Hanelt has served as chairman of the Audit Committee since June 2005. The Board has determined that Messrs. Hanelt and Jabbar are each an “audit committee financial expert”, as defined by the rules of the Securities and Exchange Commission and that each of the members of the Audit Committee meets the financial sophistication requirements of the NASDAQ Stock Market. In addition, the Board has determined that each of the members of the Audit Committee meets the independence requirements of the NASDAQ Stock Market. During fiscal year 2012, the Audit Committee met nine times. The Audit Committee reviews our financial reporting process, our system of internal controls and the audit process. The Audit Committee also reviews the performance and independence of our external auditors and recommends to the Board the appointment or discharge of our external auditors.

Compensation Committee.  The Compensation Committee consists of William George, Peter Hanelt, William Raduchel and Masood Jabbar. Mr. Jabbar has served as chairman of the Compensation Committee since June 2005. The Board has determined that each of the current members of the Compensation Committee meets the independence requirements of the rules of the NASDAQ Stock Market. During fiscal year 2012, the Compensation Committee met seven times and acted by written consent three time. The Compensation Committee has the authority to approve the form and amount of compensation to be paid or awarded to all employees of Silicon Image. The Compensation Committee, in conjunction with the non-executive members of the Board, sets the base salaries of Silicon Image’s executive officers, including the Chief Executive Officer, and approves annual cash incentive opportunity programs for the executive officers. The Compensation Committee administers the issuance of stock options and other equity awards under equity based compensation plans and agreements thereunder as well as non-plan options. The Board also has the authority to approve the issuance of stock options and other equity awards and has delegated to our chief executive officer the authority to grant stock options to non-officer employees, subject to certain limitations. The Compensation Committee and the Board each has the authority to approve director compensation.

Governance and Nominating Committee.  The Governance and Nominating Committee consists of Masood Jabbar, Peter Hanelt and William George. Dr. George joined the Governance and Nominating Committee and became its chairman in July 2007. The Board has determined that each of the current members of the Governance and Nominating Committee meets the independence requirements of the rules of the NASDAQ Stock Market. During fiscal year 2012, the Governance and Nominating Committee met two times and acted by written consent one time. The Governance and Nominating Committee is responsible for reviewing and evaluating Silicon Image’s corporate governance principles and code of business conduct and ethics and advising the full Board on other corporate governance matters.

The Governance and Nominating Committee is also responsible for interviewing, evaluating, approving and recommending individuals for membership on the Board. The goal of the Governance and Nominating Committee is to ensure that our Board possesses a variety of experiences, perspectives, qualifications, attributes and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a diversity of knowledge, experience, backgrounds, viewpoints, characteristics and capability on our Board. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically, without regard to their race, gender, national origin or sexual orientation. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at Board and Board committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. The Governance and Nominating Committee has previously retained outside search consultants to assist in identifying potential candidates for membership on the Board.

The Governance and Nominating Committee believes the current nominees for election as Class II directors as well as the Class I and Class III directors are composed of a diverse group of leaders in their respective fields. Many of nominees and current directors have leadership experience at major private and public companies, including experience on other companies’ boards, which provides an understanding of different business processes, challenges and strategies. The Governance and Nominating Committee and the Board believe that the above-mentioned attributes provide Silicon Image with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

Corporate Development Committee.  The Corporate Development Committee consists of John Hodge and William Raduchel. Messrs. Hodge and Raduchel have served as co-chairmen of the Corporate Development Committee since February 2008. During fiscal year 2012, the Corporate Development Committee met twice. The purpose of the Corporate Development Committee is to assist the Board in fulfilling its responsibilities for overseeing and facilitating the development and implementation of the Company’s business strategies and plans.

Board Leadership Structure.  The Board has determined that having an independent director serve as Chairman of the Board is in our best interests and those of our stockholders. Mr. Hanelt, a non-employee director, serves as our Chairman of the Board and presides over meetings of the Board and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our Board. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Generally, regular meetings of our Board include a meeting of our independent directors without management present.

Risk Management . The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted in part through the Audit Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks and discussions with those officers and other personnel.

Risk Oversight. Our Board is responsible for the oversight of our company-wide risk management efforts and delegates the assessment and implementation of our day-to-day risk management policies to our management. Our Board is directly involved in overseeing risk management issues related to significant matters such as our overall business strategy, major strategic transactions and executive officer succession through its regular communications with management.

Additionally, each of our standing Board committees, namely the Audit Committee, the Compensation Committee and the Governance and Nominating Committee, have individual oversight responsibilities:

·
Our Audit Committee oversees our financial reporting and controls, as well as the work performed by our independent registered public accounting firm and our internal audit function. The Audit Committee regularly discusses with management and our independent registered public accounting firm the major risks related to our financial reporting and controls, and the steps taken to monitor and control our exposure to those risks. In addition, under the supervision of the Audit Committee, we have established an anonymous and confidential ethics reporting system, which encourages and allows any employee to submit concerns directly to senior management and the Audit Committee. Our Audit Committee also oversees risks relating to our investments, financing activities and world-wide insurance programs and is responsible for reviewing and approving related person transactions.

•
Our Compensation Committee is responsible for overseeing risks related to our cash and equity-based compensation programs and practices. Our Compensation Committee aims to establish compensation policies and practices that motivate contributions to long term stockholder value and do not promote unnecessary or excessive risk-taking. For additional information regarding the Compensation Committee’s assessment of our compensation-related risk, please see the section of this Proxy Statement titled “Compensation Risk Assessment.”

·
Our Governance and Nominating Committee is responsible for overseeing risks related to our overall corporate governance, as well as any potential issues related to the composition and structure of our Board of Directors and its committees. In this regard, our Governance and Nominating Committee conducts an annual evaluation of our Board and Board committees and periodically reviews Board member and executive officer succession plans. It also reviews and makes recommendations with respect to our corporate governance policies and principles, and the chairperson may investigate concerns raised through our confidential ethics reporting system, as applicable to our Board and its committees.

Policy regarding Stockholder Nominations.  The Governance and Nominating Committee considers stockholder recommendations for director candidates. The Governance and Nominating Committee has established the following procedure for stockholders to submit director nominee recommendations:

·
If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to Silicon Image’s Corporate Secretary at Silicon Image’s principal executive offices, no later than the 120th calendar day before the anniversary of the date that Silicon Image last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

·
Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by Silicon Image’s Corporate Secretary and as necessary to satisfy Securities and Exchange Commission rules and Silicon Image’s Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

·
The Governance and Nominating Committee considers nominees based on Silicon Image’s need to fill vacancies or to expand the Board and also considers Silicon Image’s need to fill particular roles on the Board or committees thereof (e.g. independent director, or audit committee financial expert).

·	The Governance and Nominating Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Stock Ownership Guidelines. In February 2010, the Board of Directors approved stock ownership guidelines for non-employee directors. These guidelines require that each non-employee director own at least the lesser of (i) 25,000 shares of Silicon Image’s common stock and (ii) shares of Silicon Image common stock having a value equal to $75,000. The guidelines allow a four-year period to attain the target ownership level beginning the date of the adoption by the Board of the guidelines or the non-employee director’s election to the Board. To facilitate share ownership, non-employee directors will retain at least 25% of any shares of Silicon Image common stock acquired through the exercise or vesting of any equity awards (after taking into account any shares sold or withheld, as the case may be, to satisfy the payment of the exercise price, if any, or taxes) until the ownership threshold is achieved. Thereafter, the requirement to retain shares lapses unless a non-employee director’s ownership falls below the target level. In November 2012, the Board of Directors approved a revision to the stock ownership guidelines for non-employee directors.  Under the revised guidelines, each non-employee director is required to own at least the lessor of (i) 25,000 shares of the Company’s common stock or (ii) shares of the of the Company’s common stock having market value equal to five (5) times non-employee Board members’ annual retainer for service on the Board.  The Board provided that non-employee Board members have a period of four (4) years to comply with these stock ownership guidelines beginning November 1, 2012 while newly elected non-employee Board members have a period of four (4) years beginning  the date of their election to the Board. Currently, all the Board members are in compliance with these revised stock ownership guidelines.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of Silicon Image’s Board is currently comprised of William George, Peter Hanelt, William Raduchel and Masood Jabbar. None of these individuals has at any time been an officer or employee of Silicon Image. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL NO. 2 —RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION

We are requesting your approval of the fiscal year 2012 compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the narrative discussion set forth in this Proxy Statement. This is a non-binding advisory vote and is commonly referred to as a “say on pay” vote.

Our Compensation Committee, which is responsible for structuring and administering the compensation program for our named executive officers, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity and strategic value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of the Company’s stockholders. We believe the compensation program for our named executive officers has been instrumental in helping Silicon Image achieve strong financial performance in fiscal 2012 despite the challenging macroeconomic environment. We encourage you to carefully review the Compensation Discussion and Analysis section, the compensation tables, and the narrative discussion of this Proxy Statement for additional details on the Company’s executive compensation program, including the Company’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation for our named executive officers in fiscal year 2012.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory (non-binding) basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Silicon Image, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for our named executive officers.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be Silicon Image’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

Audit and Related Fees

Audit Fees.

The aggregate fees billed or to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”), for professional services rendered for (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended December 31, 2012, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2012, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission and (iv) the fiscal year 2012 audit of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act were $875,673 for the fiscal year ended December 31, 2012.

For the fiscal year ended December 31, 2011, the aggregate fees billed by Deloitte & Touche for professional services rendered in connection with (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended December 31, 2011, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2011, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission and (iv) the fiscal year 2011 audit of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act were $889,592 for the fiscal year ended December 31, 2011.

  Audit-Related Fees.

There were no audit-related fees billed by Deloitte & Touche for the fiscal years ended December 31, 2012 and 2011.

  Tax Fees.

The aggregate fees billed or to be billed by Deloitte & Touche for professional services rendered for tax consultancy and tax return preparation for our Germany subsidiary for the fiscal year ended December 31, 2011 was $14,509. There were no fees billed by Deloitte & Touche for professional services rendered for tax consultancy and tax return preparation for our Germany subsidiary for the fiscal year ended December 31, 2012.

  All Other Fees.

There were no other fees billed by Deloitte & Touche for the fiscal years ended December 31, 2012 and 2011.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals and the fees for the services performed to date.

All of the services of Deloitte & Touche for the fiscal years ended December 31, 2012 and 2011, described above, were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of February 28, 2013 by:

·	each stockholder known by us to be the beneficial owner of 5% or more of our common stock;

·	each of our current directors;

·	each of our “Named Executive Officers”, as such term is defined under the rules of the Securities and Exchange Commission; and

·	all current directors and executive officers as a group.

Our Named Executive Officers as of February 28, 2013 consist of Mr. Martino, who served as our Principal Executive Officer in 2012, Mr. Granberry, who served as our Principal Financial Officer in 2012, and the three other most highly compensated executive officers in 2012 who were serving as executive officers on December 31, 2012 (Messrs. Lopez, Vehling and Meagher).

The percentage ownership in the following table is based on 77,757,127 shares of our common stock outstanding as of February 28, 2013 plus the number of shares of our common stock that such person or group would own or had the right to acquire on or within 60 days after February 28, 2013. Shares of common stock that are subject to options or other convertible securities currently releasable or exercisable within 60 days of February 28, 2013, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options or convertible or releasable securities, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. To our knowledge, unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each listed stockholder is c/o Silicon Image, Inc., 1140 East Arques Ave., Sunnyvale, California 94085.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class
Holders of Greater Than 5%
Thompson, Siegel & Walmsley, LLC (1)	4,820,663	6.2%
The Vanguard Group (2)	4,691,955	6.0%
BlackRock, Inc (3)	4,597,710	5.9%
Named Executive Officers
Camillo Martino (4)	786,557	*
Noland Granberry (5)	232,737	*
Edward Lopez (6)	287,324	*
Timothy Vehling (7)	213,779	*
Seamus Meagher (8)	37,225	*
Directors
William Raduchel (9)	278,000	*
Peter Hanelt (10)	159,400	*
Masood Jabbar (11)	115,000	*
William George (12)	120,000	*
John Hodge (13)	130,000	*
All executive officers and directors as a group (10 persons) (14)	2,360,022	3.0%

_______________

*	Less than 1%.

(1)
Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013, which indicates that Thompson, Siegel and Walmsley LLC has sole voting power over 3,560,085, shared voting power over 1,260,578 and sole dispositive power over 4,820,663. The address of Thompson, Siegel and Walmsley LLC is 6806 Paragon Place, Suite 300, Richmond, VA 23230.

(2)
Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013, which indicates that The Vanguard Group has sole voting power over 105,634, sole dispositive power over 4,588,321 and shared dispositive power over 103,634 of these shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)
Based upon a Schedule 13G/A filed with the Securities and Exchange Commission on January 30, 2013, which indicates that BlackRock, Inc. has sole voting power and sole dispositive power over all of these shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Represents 102,807 outstanding shares directly owned by Mr. Martino as of February 28, 2013 and 683,750 shares subject to options which are exercisable within 60 days after February 28, 2013.

(5)
Represents 56,970 outstanding shares directly owned by Mr. Granberry as of February 28, 2013, 151,767 shares subject to options which are exercisable within 60 days after February 28, 2013 and 24,000 shares of restricted stock units (RSUs) which will be released within 60 days after February 28, 2013.

(6)
Represents 42,532 outstanding shares directly owned by Mr. Lopez as of February 28, 2013, 214,792 shares subject to options which are exercisable within 60 days after February 28, 2013 and 30,000 shares of RSUs which will be released within 60 days after February 28, 2013.

(7)	Represents 45,050 shares directly owned by Mr. Vehling as of February 28, 2013 and 168,729 shares subject to options which are exercisable within 60 days after February 28, 2013.

(8)	Represents 10,391 outstanding shares directly owned by Mr. Meagher as of February 28, 2013, 26,834 shares subject to options which are exercisable within 60 days after February 28, 2013.

(9)	Represents 48,000 outstanding shares directly owned by Mr. Raduchel as of February 28, 2013 and 230,000 shares subject to options which are exercisable within 60 days after February 28, 2013.

(10)
Represents 54,000 outstanding shares directly owned by Mr. Hanelt, 8,800 shares jointly owned by Mr. Hanelt and his spouse at Charles Schwab, 6,965 shares owned by Mr. Hanelt in SEP-IRA account at Charles Schwab, 1,735 shares owned by Mr. Hanelt in ROTH IRA account at Charles Schwab, 4,200 shares owned by Mr. Hanelt in IRA account at Charles Schwab, 2,000 shares owned by Mr. Hanelt in IRRA account at Merrill Lynch, 500 shares held by Mr. Hanelt’s spouse, 1,200 held by Peter G. Hanelt Timberland Partnership and 80,000 shares subject to options which are exercisable within 60 days after February 28, 2013.

(11)	Represents 45,000 outstanding shares directly owned by Mr. Jabbar as of February 28, 2013 and 70,000 shares subject to options which are exercisable within 60 days after February 28, 2013.

(12)	Represents 50,000 outstanding shares directly owned by Dr. George and 70,000 shares subject to options held which are exercisable within 60 days after February 28, 2013.

(13)
Represents 45,000 outstanding shares directly owned by Mr. Hodge, 20,000 shares held by the Hodge/Keare Family Trust and 65,000 shares subject to options which are exercisable within 60 days after February 28, 2013.

(14)
Represents 545,150 outstanding shares directly and indirectly owned by the executive officers and directors as of February 28, 2013, 1,760,872 shares subject to options which are exercisable within 60 days after February 28, 2013 and 54,000 shares of RSUs which will be released within 60 days after February 28, 2013.

Equity Compensation Plans

As of December 31, 2012, we maintained our 2008 and 1999 Equity Incentive Plans and our 1999 Employee Stock Purchase Plan, each of which were approved by our stockholders. As of December 31, 2012, we also maintained the CMD Technology Inc. 1999 Stock Incentive Plan and TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan, which we assumed in connection with our acquisition of those companies, as well as non-plan stock options. The following table sets forth the total number of shares of the Company’s common stock issuable under the Company’s existing equity compensation plans as of December 31, 2012.

	(a)			(b)	(c )
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options			Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	5,198,205	(1	) (3)	$6.11	8,870,604	(2)
Equity compensation plans not approved by security holders (4)	1,235,817			$4.37	-
Total	6,434,022			$5.78	8,870,604

________________

(1)	Excludes 2,794,081 shares subject to RSUs outstanding as of December 31, 2012 that were issued under the 2008 and 1999 Equity Incentive Plans.

(2)
Consists of shares available for future issuance under the 2008 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. As of December 31, 2012, 8,724,518 and 146,086 shares of common stock remained available for issuance under the 2008 Equity Incentive Plan and 1999 Employee Stock Purchase Plan, respectively. All of the shares available for grant under the 2008 Equity Incentive Plan may be issued in the form of stock options, restricted stock or stock annual cash incentive opportunities. The 1999 Equity Incentive Plan expired in October 2009, and no securities under this plan are available for future issuance.

(3)
Represents 1,302,382 shares subject to outstanding stock options at an average exercise price of $8.56 under the 1999 Equity Incentive Plan and 3,895,823 shares subject to outstanding stock options at an average exercise price of $5.73 under the 2008 Equity Incentive Plan.

(4)
In June 2001, we assumed the CMD Technology Inc. 1999 Stock Incentive Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. In September 2001, our Board amended this plan to conform the material terms so that they were substantially similar to those of our 1999 Equity Incentive Plan; however, this plan did not allow for the award of stock annual cash incentive opportunities and did not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our assumption of the shares remaining available for future issuance under this plan, we granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2012, 78,375 shares were subject to outstanding stock options under this plan at an average exercise price of $4.71. In May 2008, in connection with the Stockholders’ approval of the 2008 Equity Incentive Plan, the Company committed to the stockholders that it would not issue any securities from this plan; hence, no securities are available for future issuance under this plan. Our directors, employees and consultants were eligible to receive stock options and rights to purchase restricted stock under this plan. Incentive stock options could be granted only to our employees. The Compensation Committee or Board determined the exercise or purchase price and vesting schedule of options and restricted stock awards. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of non-statutory stock options was at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan was 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), outstanding options may be assumed or substituted for by the successor corporation. In the discretion of the Compensation Committee or Board, the vesting of these options may accelerate upon one of these transactions.

In April 2003, we assumed the TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. The material terms of this plan were substantially similar to those of our 1999 Equity Incentive Plan; however, this plan did not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our acquisition of TransWarp Networks, we amended the form of stock option agreement under this plan to conform the material terms so that they were substantially similar to those of stock option agreements under our 1999 Equity Incentive Plan. Following our assumption of the shares remaining available for future issuance under this plan, we granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2012, 37,442 shares were subject to outstanding stock options under this plan at an average exercise price of $4.36. In May 2008, in connection with the Stockholders’ approval of the 2008 Equity Incentive Plan, the Company committed to the stockholders that it would not issue any securities from this plan; hence, no securities are available for future issuance under this plan. Our directors, employees and consultants were eligible to receive stock options and awards of common stock under this plan. Incentive stock options could be granted only to our employees. The Compensation Committee or Board determined the exercise price and vesting schedule of options. The exercise price of non-statutory stock options was at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan was 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options and unvested shares granted prior to our acquisition of TransWarp Networks, vesting of such options and unvested shares will automatically accelerate in full unless such options are assumed or replaced by a cash incentive program by the successor corporation, repurchase rights with respect to unvested shares are assigned to the successor corporation, or acceleration is subject to or precluded by limitations imposed by the Compensation Committee or Board. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options granted following our acquisition of TransWarp Networks, vesting of such options may be assumed or substituted for by the successor corporation and in the discretion of the Compensation Committee or Board, the vesting of such options may accelerate upon one of these transactions.

As of December 31, 2012, 1,120,000 shares were subject to outstanding non-plan stock options at an average exercise price of $6.96. As inducement to our Chief Executive Officer who joined the Company in January 2010, we granted him an option to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $2.79, which was the closing price of our common stock on January 15, 2010, the date of grant. The option vests as follows subject to the Chief Executive Officer’s continued employment with the Company: (a) 10% of the shares subject to the option vested on January 1, 2011; (b) an additional 20% of the shares subject to the option vested on January 1, 2012; (c) an additional 30% of the shares subject to the option vested on January 1, 2013; and (d) an additional 40% of the shares subject to the option shall vest on January 1, 2014.  The stock option was an inducement option granted outside of the Company’s stockholder approved equity incentive plans and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A). As of December 31, 2012, 300,000 shares subject to this option have been vested, 40,000 shares subject to this option have been exercised and 960,000 shares subject to this option remained outstanding. On November 1, 2004, we granted a non-plan option for 200,000 shares to an employee at an exercise price of $13.74, which equaled the fair market value of our common stock on that date. As of December 31, 2012, the shares subject to this option are fully vested and this option remained outstanding with respect to 160,000 shares.

Unless noted otherwise above, all outstanding non-plan options expire 10 years from the date of grant. However, if an optionee ceases to provide services to us, his non-plan option will generally expire three months from the date of termination, unless the termination is for cause, in which case the option will expire on the date of termination, or the termination is for death or disability, in which case the option will expire 12 months from the date of termination.

EXECUTIVE OFFICERS

The following sets forth certain information with regard to the named executive officers of Silicon Image for fiscal year 2012, including their ages as of February 28, 2013:
Executive Officers	Age	Position
Camillo Martino	50	Chief Executive Officer and Director
Noland Granberry	50	Chief Financial Officer
Edward Lopez	53	Chief Legal and Administrative Officer
Timothy Vehling	46	Vice President, Product Marketing and Vice President and General Manager of the Wireless Division
Seamus Meagher	46	Vice President of Worldwide Sales

For information regarding Mr. Martino, please refer to Proposal No. 1, “Election of Directors.”

Noland Granberry was appointed as the Chief Financial Officer in May 2010.  Mr. Granberry served as Corporate Controller of the Company from March 2006 to April 2010. From March 2007 to April 2010, he also served as the Chief Accounting Officer.  During this time, he was the Treasurer of Simplay Labs, LLC, a wholly-owned subsidiary of the Company, and since June 2006, as Treasurer of HDMI Licensing, LLC, a wholly-owned subsidiary of the Company and since 2010 as Treasurer of MHL. LLC. Prior to joining the Company, Mr. Granberry served as Director of SOX Compliance of Xilinx Inc. from April 2005 to February 2006. From September 2002 to February 2005, Mr. Granberry served as Senior Director of Finance of SanDisk Corporation. From August 1995 to August 2002, Mr. Granberry served as Corporate Controller for IKOS Systems, Inc. From August 1984 to August 1995, Mr. Granberry held various positions, most recently as senior manager, at Ernst & Young LLP.  Mr. Granberry holds a bachelor’s degree in business administration from Adrian College in Adrian, Michigan.

Edward Lopez was appointed as the Chief Legal and Administrative Officer in July 2010.  Mr. Lopez served as the Company’s Chief Legal Officer from January 2007 to July 2010. Mr. Lopez assumed responsibility for the Company’s Information Technology organization in May 2012 and from September 2009 until May 2012, Mr. Lopez oversaw the Company’s Human Resources organization as well. Mr. Lopez joined Silicon Image from the law firm of Morrison & Foerster, where he was Of Counsel in the firm’s Corporate Group in San Francisco. Prior to joining Morrison & Foerster in September 2005, Mr. Lopez was General Counsel and Senior Vice President, Human Resources at Terayon Communication Systems, a publicly-held manufacturer of broadband access equipment, from 1999 to 2005. Prior to Terayon, Mr. Lopez was affiliated with two publicly-held medical device companies as Vice President, Business Development & General Counsel of ReSound Corporation from 1998 to 1999 and as Senior Corporate Counsel & Assistant Secretary of Nellcor Puritan Bennett, Inc. from 1993 to 1998. Mr. Lopez earned his B.A. in Economics from Columbia University and a J.D. from the Harvard Law School.

Timothy Vehling was appointed as Vice President of Product Marketing and Vice President and General Manager of the Wireless Division in December 2011.  Mr.Vehling served as Vice President of Products Business Group from March 2010 to November 2011. Prior to joining Silicon Image in May 2009 as the Vice President of Worldwide Marketing, Mr. Vehling held the position of Vice President of Marketing and Applications Engineering for Micronas GmbH in Munich, Germany from November 2007 to May 2009.  Prior to that, Mr. Vehling was Vice President of Consumer Marketing at LSI Corporation, where he helped establish the company as an industry leader in DVD recorder processors and launched the DVFX™ video quality branding program. Mr. Vehling’s previous appointments include marketing management positions with C-Cube Microsystems, ATI Technologies, Chromatic Research, and VLSI. Mr. Vehling earned a bachelor’s degree in electrical and computer engineering from Valparaiso University in Valparaiso, Indiana.

Seamus Meagher was appointed as Vice President of Worldwide Sales in December 2011. Mr. Meagher served as the Company’s Taiwan Country Manager from December 2010 to November 2011. From April 2004 to December 2009, he also served as Director of Sales for the Americas and EMEA for the Company. Prior to joining Silicon Image in April 2004, Mr. Meagher held the position of Sales Director for Transmeta Corporation from February 2000 to April 2004. From March 1998 to February 2000, Mr. Meagher served as Director of Sales for Red Hat. From June 1996 to March 1998, Mr. Meagher served as Western Regional Sales Manager for VocalTec Communications. Mr. Meagher holds a bachelor’s degree in management science from Pepperdine University and an MBA from Texas A&M University.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Company Performance

In 2012, Silicon Image’s revenue was $252.4 million, an increase of 14% from 2011 and operating income (loss) increased from $(4.0) million in 2011 to $6.4 million in 2012. Nonetheless, the Company’s earnings per share growth remained flat for 2012 as compared to 2011. The Company’s one-year total net loss for 2012 was 4% of revenue and total stockholder return was 5.5%, placing Silicon Image in the 81st percentile when compared to the median of the 2012 Peer Group (as defined below).

Commentary on Performance

Since the Company did not achieve its 2012 target operational performance goals for the payment of its annual cash incentive, none of our named executive officers (NEOs) received an annual cash incentive award. As a result, our CEO’s actual total direct compensation (annual base salary, annual cash incentive awards and long-term, equity-based incentive awards) was limited to annual base salary and long-term equity-based incentive awards with an aggregate value of $1,331,400, placing his total direct compensation at approximately the 9th percentile of the 2012 Peer Group and representing a decrease in his total direct compensation of approximately 39% from 2011.  Total direct compensation for our other NEOs was also limited to annual base salary and long-term equity-based incentive awards and, individually and as a group, was approximately at the median of our 2012 Peer Group, representing a decrease in total direct compensation for our other NEOs of approximately 23% from 2011.

Actions Taken During Period

During 2012, we initiated a plan to increase our focus on growing revenue, controlling operating expenses and delivering value to stockholders. Consistent with the Company’s core philosophy to pay for performance, and in light of disappointing stockholder gain during 2011, we took the following actions:

•	Our CEO did not receive a base salary increase during 2012;

•
We continued the use of stock options and RSUs as components of our executive compensation program in order to reinforce strong alignment with stockholder value creation.  More importantly, we added an annual stock price appreciation criteria as a condition to the vesting of half of the RSUs awarded to all of our executives in 2012 other than the CEO.  These performance-based RSUs vest only if certain thresholds of Silicon Image’s annual stock price appreciation are met in each year of the four-year vesting period; and

•
As for our CEO, we granted him in 2012 an equity award consisting only of RSUs having a cumulative stock price appreciation criteria as a condition to their vesting.  These RSU’s will vest yearly over a four year period only if the price of the Company’s stock on the vesting date has increased at least 6% per year on a compounded basis from the grant date and will vest fully only if the price of the Company’s common stock appreciates a minimum of twenty five percent (25%) over the entire vesting period.

Say on Pay

 At our 2012 Annual Meeting of Stockholders, we conducted a non-binding advisory vote on the 2011 compensation of our NEOs, commonly referred to as a “say-on-pay” vote. Our stockholders approved the 2011 compensation of the NEOs with 58.5% of the votes cast on the proposal voted in favor of our executive compensation program.

As we evaluated the Company’s executive compensation policies and practices throughout 2012, we were mindful of the support our stockholders expressed for our philosophy of linking compensation to our overall growth and enhanced stockholder value.  Overall, we decided to continue to emphasize annual incentive compensation that rewards our executives when they achieve our short-term goals and long-term incentive compensation which fosters decision-making that creates sustainable long-term value for our stockholders.

Consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the advisory vote on the frequency of future say on pay votes conducted at our 2011 Annual Meeting of Stockholders, the Board of Directors has adopted a policy providing for annual advisory votes on the compensation of our NEOs.

Governance

The core of Silicon Image’s executive compensation program continues to be pay for performance, and the framework includes the following compensation governance policies and features:

•	Our Compensation Committee is comprised solely of independent directors;
•	Our Compensation Committee has engaged its own advisor, Compensia, a national compensation consulting firm;
•
Our Compensation Committee’s annual review and approval of Silicon Image’s compensation strategy includes a review of compensation-related risk management. In this regard, the Compensation Committee reviews our executive compensation program, including the annual cash incentive plan and long-term, equity-based incentive awards, and does not believe that the compensation program creates risks that are reasonably likely to have a material adverse effect on Silicon Image;

•
We have put in place prohibitions on executive officers engaging in any speculative transactions in Silicon Image securities, including engaging in short sales, engaging in transactions involving put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts; and

•
We have put in place prohibitions on executive officers holding Silicon Image securities in margin accounts, with limited exceptions, or pledging Silicon Image securities as collateral for a loan, unless otherwise approved by designated members of Silicon Image’s senior management in consultation with the chair of the Compensation Committee.

Compensation Philosophy and Objectives

We believe that the Company’s executive compensation programs should be designed to attract, motivate and retain talented executives responsible for the Company’s success and should be determined within a framework that rewards performance. Within this overall philosophy, our objectives are:

•
To offer a total compensation program that is flexible and can adapt to evolving regulatory requirements and changing economic and social conditions while taking into consideration the compensation practices of our peer companies;

•	To provide annual variable cash incentive awards based on the Company’s achievement of pre-established financial and non-financial objectives; and

•
To align the financial interests of our executives with those of stockholders by providing appropriate long-term, equity-based incentives and retention awards that encourage a culture of ownership consistent with established stock ownership guidelines with at least 25% earned based on Silicon Image’s satisfaction of designated stockholder value objectives.

Stock ownership requirements.  The executives, including our NEOs, are required to follow established stock ownership guidelines.  Our CEO is required to own a number of shares of our common stock equal to the lesser of 130,000 shares and the number of shares of our common stock having a value equal to at least three times our CEO's current base salary.  All of our other executives, including our CFO and other NEOS, are required to own a number of shares of our common stock equal to the lesser of 30,000 shares and the number of shares of our common stock having a value equal to at least one time the current base salary of each executive. These stock ownership guidelines provide for a four-year period to attain the target ownership level beginning on the date of the adoption by the Compensation Committee of these guidelines or the executives’ start or promotion date, whichever is later. To facilitate stock ownership, our executives must retain at least 25% of any shares of our common stock acquired through the exercise or vesting of any equity awards (after taking into account any shares sold or withheld, as the case may be, to satisfy the payment of the exercise price, if any, or taxes) until the ownership threshold is achieved.

Our executive compensation program consists of three principal components: base salary, annual cash incentive awards and long-term, equity-based incentive awards. The weighting among the three principal components is structured to have at least 50% that is incentive-based compensation. Following are charts that illustrate incentive-based compensation as part of target Total Direct Compensation for our CEO and other NEOs.

CEO - Target TDC
21%
79%
Base Salary
Incentive-Based Compensation

Other NEOs - Target TDC
50%
50%
Base Salary
Incentive-Based Compensation

We design, implement and maintain an executive compensation program aimed at attracting, motivating and retaining  executives having the technical and leadership skills required for our business objectives. Our compensation philosophy seeks to compensate our executive officers at competitive levels while aligning stockholder’s interests, company goals and executive and team performance.

Compensation Components. Our executive compensation components of base salary, annual cash incentive award and equity incentives enable us to attract and retain superior executive talent, while aligning executives’ short-term and long-term performance with the goals and objectives of the Company and the interests of our stockholders. The use of these multiple components in our executive compensation program provides us the flexibility to adjust incentives as necessary to maintain executive performance in line with our business goals and objectives. In 2012, the components of our compensation program for our NEOs were the same as those provided to our executive and senior management employees.

Market Positioning. Our compensation peer group for 2012 (the 2012 Peer Group) is a group of companies selected by the Compensation Committee for reference purposes in our executive compensation program and includes our direct competitors as well as other companies with whom we compete for talent. To provide balance, the 2012 Peer Group includes companies that are smaller, comparably sized and larger than we are. The Compensation Committee uses a variety of measures, such as revenue, net income, market capitalization, stock price and number of employees, to construct our 2012 Peer Group. Accordingly, our 2012 Peer Group includes companies that are on par with us from a financial performance point of view as well as companies that perform better than we do and those that do not perform as well.

Since the purpose of the competitive market analysis is to provide a snapshot of current market positioning, trends, policies and practices, we believe that a broad view based on several companies is required. Our 2012 Peer Group was updated and determined to be comprised of the following companies:

•	Applied Micro Circuits Corporation,
•	Cavium Networks,
•	Cirrus Logic, Inc.,
•	Entropic Communications, Inc.,
•	IXYS Corporation,
•	Lattice Semiconductor Corporation,
•	LTX-Credence Corporation,
•	Micrel, Inc.,
•	Mindspeed Technologies, Inc.,
•	Monolithic Power Systems, Inc.,
•	Nanometrics, Inc.,
•	Power Integrations, Inc.,
•	Sigma Designs Inc.,
•	Tessera Technologies,
•	Ultratech, Inc.
•	Volterra Semiconductor.

The Company positions executive compensation at approximately the 50th percentile of the 2012 Peer Group and reviews the average executive pay position against the market.

CEO Compensation and Corporate Performance

The target total direct compensation of NEOs reflect the dual objectives of our compensation philosophy of providing annual incentive opportunities that are directly tied to our achievement of pre-established financial and non-financial objectives that support our annual operating plan and long-term incentive opportunities that align their financial interests with those of stockholders by promoting the creation of sustainable long-term stockholder value, since they will realize value from these awards only when our stock price appreciates.

The following chart reflects the alignment of CEO realized pay relative to the Company’s total stockholder return; for each year, we are showing TSR versus the change in value of the CEO’s pay package. Since a significant portion of compensation is delivered via equity, the realized value to the executive is highly influenced by performance after the award is made.

This example demonstrates the alignment between our performance and compensation based on the principal direct components of our CEO’s compensation arrangements.  Based on this example and our overall assessment, the Compensation Committee is satisfied with the alignment of the named executive officers’ target total direct compensation with our financial performance.  The Compensation Committee believes that realized/realizable pay – rather than awarded pay – is the most relevant measure of compensation alignment as it demonstrates the value actually earned in direct correlation to our financial performance.

Total Cash Compensation Target. In 2012, our overall target total cash compensation (base salary and annual cash incentive opportunity) for our executives, including our NEOs, was designed to pay at the 50th percentile of the target total cash compensation paid by our 2012 Peer Group. This reflected the market positioning that we believe was required for us to attract and retain the executive talent necessary to innovate and grow profitably.  We believe that the target total cash compensation levels for our executives in 2012 were within this range based on the assessment by the independent compensation consultant, Compensia. The actual total cash compensation earned by our executive officers, including our NEOs, however, was below our target levels as the Company did not meet its financial objectives to pay the annual cash incentive in 2012.

Allocation between Base Salary and Incentives. In addition to base salary, our executive compensation program includes both short-term (annual incentive cash award) and long-term (equity awards in the form of stock options and RSU awards) incentives. In general, the more senior an executive's position, the greater the portion of an executive’s total direct compensation is tied to long-term incentives. We base this approach on our belief that more senior executives have a greater influence and potential impact on the achievement of the Company's long-term goals and objectives. We also consider competitive market practices in deciding the appropriate allocation among the different components of our executive compensation. We strive to ensure that we are not depending too heavily on either short-term or long-term incentives relative to our competitors, or peer group or other companies with whom we compete for talent.

Executive Compensation Components

Our 2012 executive compensation program for our NEOs components of base salary, annual cash incentive opportunities and equity incentives:

Base Salary. The Compensation Committee reviews our executives’, including our NEOs’, base salaries annually to assess them relative to our compensation peer group and market practices generally. The Compensation Committee also reviews an individual executive’s performance to assess whether a merit increase to the executive's annual base salary is warranted based on individual, as well as company performance.  Base salary levels also take into account each executive officer’s job scope, level and experience. Generally, we seek to maintain individual base salaries at the median level for comparable positions in our 2012 Peer Group.

The base salary we paid to each of our NEOs in 2012 was established following the Compensation Committee’s annual compensation analysis described above and was intended to provide competitive basic cash remuneration for the performance of an NEO’s job duties.

In July 2012, the Compensation Committee increased our NEOs’ base salaries for 2012 an average of approximately 3.5% (with the exception of Mr. Meagher, who was promoted during the period), taking into account the practices of our 2012 Peer Group, competitive market practices generally and the Company’s and our NEOs’ performance in 2011. The following table outlines the percentage increases and the base salaries effective January 1, 2012 for each NEO. Mr. Almgren left the company in the third-quarter of 2012.

Name	Job Title	Merit Increase %	2012 Base Salary
Camillo Martino	Chief Executive Officer	0%	$450,000
Noland Granberry	Chief Financial Officer	2.9%	296,866
Edward Lopez	Chief Legal and Administrative Officer	2.9%	303,144
Timothy Vehling	VP, Product Marketing and VP and GM,Wireless Division	3.8%	300,910
Seamus Meagher	VP, Worldwide Sales	38.8%	250,000
Eric Almgren	Former VP, IP Business Group	2.9%	280,917

Annual Cash Incentive Awards (Bonus Plan)

In February 2012, the Compensation Committee approved our 2012 Bonus Plan to provide short-term, annual cash incentive opportunities to our employees, including our NEOs and executive employees generally. Our 2012 Bonus Plan was designed to align employee and executive performance with the Company’s goals and objectives for 2012 as reflected in our annual operating plan. Under the terms of our 2012 Bonus Plan, our employees, including our executives and NEOs, (other than our employees who participate in any business development or sales incentive plan (such as Mr. Meagher)) were eligible to participate in the plan.

Subject to the terms and conditions of this Plan, the Company will establish cash Bonus pools for Executive and Non-Executive participants if (i) the Company’s actual revenue for the full fiscal year 2012 equals or exceeds 90% of the planned revenue (“Plan Revenue”) for such period established in the 2012 Annual Operating Plan approved by the Board (“2012 Annual Operating Plan”) and (ii) the Company’s operating income determined in accordance with generally accepted accounting principles less stock-based compensation expense, amortization of intangible assets, restructuring charges, including but not limited to, write-offs of investment and/or related intangibles, headcount reductions, equipment and/or facility abandonment, or other one-time related restructuring items, non-recurring one-time charges associated with acquisitions or related investments and such other extraordinary items as may be determined by the Committee (“Non-GAAP Operating Income”) for the full fiscal year 2012 equals or exceeds 90% of the planned Non-GAAP Operating Income established in the 2012 Annual Operating Plan (the “Plan Non-GAAP Operating Income”). The amounts of each cash Bonus pool will be a function of the extent to which the Company’s actual revenue equals or exceeds 90% of the Plan Revenue and the Company’s Non-GAAP Operating Income equals or exceeds 90% of the Plan Non-GAAP Operating Income.

The Bonus pools will not be funded if the Company’s actual revenue and Non-GAAP Operating Income is less than 90% of Plan Revenue and Plan Non-GAAP Operating Income.  If the Company achieves 90% of the Plan Revenue and Plan Non-GAAP Operating Income, the cash Bonus pools will be funded in an aggregate amount equal to $2,700,000.  If the Company achieves 100% of the Plan Revenue and Plan Non-GAAP Operating Income, the cash Bonus pools will be funded in an aggregate amount equal to $5,400,000. And, if the Company achieves 110% of the Plan Revenue and Plan Non-GAAP Operating Income, the cash Bonus pools will be funded in an aggregate amount equal to $6,750,000. If the Company achieves 110% of the Plan Revenue and Non-GAAP Operating Income is at or above 15% of the Company’s 2012 actual revenue, then the cash Bonus pools will be funded in an aggregate amount of $9,000,000, which is the maximum funding under the 2012 Bonus Plan. In the event that the Company’s performance with respect to actual revenue and Non-GAAP Operating Income falls in between the targets established in the 2012 Bonus Plan, the actual annual cash incentive opportunity amounts will be calculated pro rata on a straight line basis.

The actual annual cash incentive opportunities that may be paid to each Participant will be based on the Participant’s target annual cash incentive opportunity, which is equal to a percentage of base compensation. The amount of a participant’s annual cash incentive opportunity will be based on the Company’s actual revenue and Non-GAAP Operating Income as described above and the participant’s individual performance in 2012. The Committee has complete and exclusive discretion and authority to determine the amount of each Participant’s target annual cash incentive opportunity and the actual amount payable to each Participant and may amend or terminate the 2012 Bonus Plan at any time. The amounts of annual cash incentive opportunities, if any, allocable to individual Executives will be determined by the Committee in its sole discretion. The amounts of annual cash incentive opportunities, if any, allocable to individual Non-Executives will be determined by the Company’s management. The amounts of individual annual cash incentive awards may be less than, equal to or greater than the participant’s target annual cash incentive opportunity.

Individual Annual Cash Incentive Opportunity Targets. In connection with the 2012 Bonus Plan, the Compensation Committee established individual target annual cash incentive opportunity for eligible participants, including our NEOs and executives generally, which are designed to align individual performance with the annual goals and objectives of the Company. Our NEOs’ and executives’ individual annual cash incentive opportunity targets were established by the Compensation Committee following its annual compensation analysis described above, after taking into consideration the practices of our 2012 Peer Group, market practices generally and recognition that executives, including our NEOs, have a greater level of influence over and impact on the overall success of the Company.

As shown in the table below, in February 2012, our Compensation Committee established annual cash incentive opportunity targets for our NEOs, and in January 2013 the Compensation Committee assessed the performance of the Company against the annual cash incentive opportunity goals and determined that no annual cash incentive opportunities had been earned under the 2012 Bonus Plan.

		Bonus Target	Bonus Target	Actual Bonus	Actual Bonus
Name	Job Title	Percentage	Amount	Percentage Payout	Amount Payout
Camillo Martino	Chief Executive Officer	100%	$450,000	0%	$-
Noland Granberry	Chief Financial Officer	50%	148,433	0%	-
Edward Lopez	Chief Legal and Administrative Officer	50%	151,572	0%	-
Timothy Vehling	VP, Product Marketing and VP and GM,Wireless Division	50%	150,455	0%	-
Eric Almgren	Former VP, IP Business Group	25%	70,229	0%	-

As shown in the table below, for 2012, Mr. Meagher, our Vice President of Worldwide Sales, received product revenue based incentive compensation totaling $124,766, or 49.9% of his base salary, under the 2012 Sales Incentive Plan.  Mr. Meagher earned this incentive compensation amount by achieving 99.75% of his revenue quota for the year.

		Bonus Target	Bonus Target	Actual Bonus	Actual Bonus
Name	Job Title	Percentage	Amount	Percentage Payout	Amount Payout
Seamus Meagher	VP, Worldwide Sales	50%	$125,000	49.9%	$124,766

Equity Incentives

Long-Term Incentive Program. We use long-term incentive compensation in the form of equity awards to align the interests of our executives with the longer-term interests of the Company and our stockholders. The Compensation Committee believes that equity compensation is a motivator as well as a recruiting and retention tool. Further, the Compensation Committee believes that long-term incentive program is the best component in our compensation program to focus executive performance on the longer term goals of the Company. Those goals in turn align with the longer term stockholder interests.

As with our annual cash incentive plan, we structure our equity awards to provide a target amount of compensation based on the relative position of the executive. This target level is set to provide equity compensation (based on the value of the shares granted) at the median of our compensation peer group. We manage the dilution of our equity awards by granting an aggregate number of shares subject to equity awards in any one year that is below the three year average of the ISS standard for our sector of 6.58% of outstanding shares.

We account for our equity awards using Financial Accounting Standards Board Accounting Standards Codification No. 718, Stock Compensation. We value all stock-based compensation awards based on their grant date fair value.

Different Forms of Long-Term Incentives. In 2012, we granted equity awards in the form of options to purchase shares of our common stock and RSU awards covering shares of our common stock. Generally, our stock options and RSU awards provide for vesting over time, typically a four-year period.

Our NEOs’ equity awards in 2012 were determined by the Compensation Committee after considering a competitive market analysis performed by Compensia taking into account the equity compensation practices of our 2012 Peer Group and market practices generally. Our compensation philosophy of targeting equity compensation (based on the value of the shares granted) at the median of our 2012 Peer Group and of aligning significant portions of our NEOs’ target total direct compensation with the long term financial performance of the Company and the interests of stockholders were other factors used by our Compensation Committee in determining the 2012 equity awards .

Our equity awards in 2012 made greater use of RSU awards than had historically been the case to take advantage of the enhanced retention value of RSU awards (which have retentive value even if our stock price declines, unlike stock options which lose their retentive value if our stock price is less than the applicable exercise price) and to align our CEO and executive officers including our NEOs long-term incentive with the long-term interest of our stockholders. The number of shares of our common stock subject to the RSU awards and stock options, as the case may be, awarded to each of our NEOs and executives was based on the assessment of the Compensation Committee and, where appropriate, our CEO for each executive’s performance and contribution in 2012, as well as the market information provided by Compensia.  The RSU award for the CEO in 2012 is entirely performance based, with achievement thresholds set by the Compensation Committee.

In August 2012, our CEO received an RSU award, covering 240,000 shares of our common stock.  This award vests over four years subject to certain performance criteria, as set forth in the Grants of Plan-Based Awards table below.

Our other named executive officers (with the exception of Mr. Meagher) each received equity awards, effective August 15, 2012, consisting of a mix of stock options and RSU awards with time based and performance based vesting. The amounts of the equity awards were determined based on the Compensation Committee’s review of each NEO’s performance, level of contribution, and an assessment of the market data for our peer group companies. The equity awards granted to each NEO were as follows:

Name	Job Title	Stock Options	TBRSU	PBRSU
Noland Granberry	Chief Financial Officer	60,000	15,000	15,000
Edward Lopez	Chief Legal and Administrative Officer	50,000	12,500	12,500
Timothy Vehling	VP, Product Marketing and VP and GM,Wireless Division	60,000	15,000	15,000
Eric Almgren	Former VP, IP Business Group	60,000	15,000	15,000

Our NEOs were granted both time-based and performance based RSUs. Performance-based RSUs were employed as a means of more tightly coupling executive long-term incentives with the long-term improvement in stockholder value.  In the inaugural year of this practice, 25% of the executive grant value had vesting tied to a year-over-year increase in stock price.

The RSUs with time based vesting will vest over four (4) years, with 25% of the total number of shares vesting on the each anniversary of the grant date until fully vested.

The RSUs with performance-based vesting will vest over four years, with 25% of the total number of shares vesting on each anniversary of the grant date, subject to certain performance criteria, as set forth in the Grants of Plan-Based Awards table below.

Equity Award Grant Policy. All equity awards granted to our employees commence vesting and, in the case of stock options, the exercise price is set on, the 15th day of the month following the date of approval (or, if such 15th day of the month is not a business day, then the immediately succeeding business day), except as otherwise approved by the Compensation Committee. This policy is designed to avoid the possible timing of stock option grants in conjunction with the release of information that might have a favorable or unfavorable impact on the market price of our common stock.

Company policy on compliance with Section 162(m)

The financial reporting and income tax consequences to the Company of individual compensation elements are considered by the Compensation Committee when it reviews compensation practices and makes compensation decisions. While structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, the Compensation Committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of its compensation.

Deductibility by Silicon Image. Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation that is not performance-based (as defined in the Section 162(m) rules) paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives more than $1,000,000 in nonperformance-based compensation in any one year. While the Compensation Committee considers the deductibility of awards as one factor in determining our executive compensation, it also looks at other factors in making its executive compensation decisions and retains the flexibility to grant awards or pay compensation the Compensation Committee determines to be consistent with its goals for Silicon Image’s executive compensation program, even if the awards are not deductible by us for tax purposes.

Other Equity, Retirement and Benefits Programs

Employee Stock Purchase Plan (ESPP). We provide all of our employees, including our NEOs, with the opportunity to participate in an Employee Stock Purchase Program that allows participants to purchase shares of tour common stock at a discount. Shares may be purchased at 85% of the lower of the market price of our common stock at either the beginning or end of the plan’s six-month purchase periods.

Section 401(k) Defined Contribution Plan. We do not maintain a defined benefit retirement plan. However, we do offer our employees, including our NEOs, the opportunity to participate in a defined contribution plan in the form of a tax-qualified Section 401(k) plan. We contribute fifty cents for every dollar contributed to the plan by a participant, subject to a cap of $2,000 per year. Our matching contribution vests immediately upon contribution.

Other Benefits. We offer our employee, including our NEOs, a full range of benefits, including life, medical, dental, vision, and disability insurance programs. We also have a paid time off program that allows employees time for vacation or personal matters. The objective of these plans is to provide an attractive and competitive set of employee benefits while also managing costs.

Perquisites or Other Personal Benefits. Generally, we do not offer cash or non-cash perquisites or other personal benefits to our NEOs that are not also available to our employees. However, there are times when the Compensation Committee may determine that providing an executive with such personal benefits is in the best interests of our Company and our stockholders. For example, we may offer relocation or temporary living arrangements to our NEOs who either work remotely but spend significant time in another Silicon Image work location or who have begun employment with Silicon Image but have not yet moved to a Silicon Image work location. No perquisites or other personal benefits were provided to our NEOs in 2012

Severance or Change of Control Policies.  On February 7, 2012, the Compensation Committee approved new change of control retention agreements with each of our executives, including our NEOs, following the expiration of the prior change of control retention agreements in December 2011.  The decision of the Compensation Committee to move forward with new change of control retention agreements was based on the Committee’s determination that we are better able to retain the services and focus of our executives during periods of uncertainty that may arise during potential change of control situations by providing them with some compensation certainty.  Also, the Compensation Committee believes that the protections offered by these agreements allow us to attract top executives and maintain a stable management team, which is in the best interests of our stockholders.

The new change of control retention agreements differ from the previous agreements in that the benefit structure is simpler and more in line with market practices and the practices of our 2012 Peer Group.  Cash severance benefits are now a multiple of base salary (3X  for our CEO, 2X for our CFO and 1.5X for our other executives) as opposed to a combination of base salary (1X for all executives) and target annual cash incentive opportunity under the previous agreements, with the percentage of the target annual cash incentive opportunity payout under the previous agreements (50% or 100%) depending on whether a termination of employment occurred in the first or second half of the year.  Likewise, the current change of control severance agreements simplified the acceleration of equity awards benefit compared to the previous agreements.

In December 2009, we entered into an employment agreement with our CEO that provides, among other things, for severance payments and benefits upon a termination of employment without cause. This arrangement is in addition to the protections provided under his Executive Change of Control Retention Agreement and was entered into because the Compensation Committee believed this protection to the CEO was in line with market practices and the practices of our peer group at the time and that, absent this protection, our offer of employment would not have been competitive.   The CEO’s current change of control severance agreement provides that any benefits paid under the agreement would be the exclusive remedy for a termination of employment in accordance with the terms and conditions of the agreement, thereby preventing the receipt of multiple severance payments for the same termination of employment.

Executive Compensation-Setting Process

Annual Compensation Analysis. Each year, the Compensation Committee performs a comprehensive evaluation of our executive compensation program, taking into account various factors, including the compensation practices of our competitors as well as other companies with which we compete for talent.

In 2012, the Compensation Committee retained the services of Compensia, Inc., a national compensation consulting firm focused primarily on technology companies ("Compensia"), to perform a competitive market analysis and provide an assessment of compensation related market data and recommendations regarding competitive executive compensation practices. In preparing this analysis, Compensia used data from its own compensation database, as well as generally available market data, including data from the Radford Executive Compensation Survey — Bay Area Semiconductor (Select Peers) to help assess our compensation positioning and practices and to evaluate our component mix and compensation levels against the competitive market and our compensation peer group. The Compensation Committee used this analysis to evaluate our compensation philosophy, compensation components, policies and practices, as well as current pay levels for our executives.

Independent Consultants.  The Compensation Committee evaluates the need to engage independent consultants for specific assignments and did engage Compensia during fiscal 2012. Compensia advised that Silicon Image’s executive compensation program provides an appropriate pay philosophy, peer group, and market positioning to support business objectives with meaningful risk mitigants. Compensia also advised that Silicon Image’s executive compensation program provides an effective balance in cash and equity mix, short- and long-term performance focus. Based on the policies implemented by Compensia in providing third-party advice on our executive compensation, the Compensation Committee believes that Compensia is free of conflicts of interest.

Executive Compensation (Other than our CEO). In 2012, for purposes of setting the compensation of our executives other than his own, our CEO, in conjunction with our Chief Legal and Administrative Officer (who also heads the Information Technology department) and our Chief Financial Officer, reviewed our executives’ compensation and made recommendations to the Compensation Committee regarding  base salary adjustments, target annual cash incentive opportunity, annual cash incentive payments for the prior year, and equity awards. Final decisions on compensation for all executives are then made by the Compensation Committee.

CEO Compensation. Each year, the Compensation Committee reviews relevant survey data from the Radford Executive Compensation report and an analysis on CEO executive compensation prepared by its compensation consultant, Compensia

In the course of its deliberations, the Compensation Committee considers a number of factors, typically including the following:

•	Individual performance, including a comparative ranking and peer assessments for the executives reporting to our CEO;

•	Company performance and our achievement of specific financial and operational objectives;

•	Data regarding the current compensation policies and practices of our compensation peer group;

•	Our prior year’s compensation policies and practices;

•	The current stock option holdings of our executives, including their exercise price and their remaining vesting schedule; and

•	Internal equity, including the relationship among our executives and the relationship of executive compensation to non-executive compensation

Compensation Risk Assessment

The Compensation Committee seeks to establish company-wide compensation policies and practices that reward contributions to long-term stockholder value creation and do not promote unnecessary or excessive risk-taking. In furtherance of this objective, the Compensation Committee conducted an assessment of our Company-wide compensation arrangements, including those for our NEOs in December, 2012. This assessment included, among other things, a review of our (1) compensation philosophy, (2) compensation peer group, (3) compensation mix and (4) cash and equity-based incentive plans. The Compensation Committee also directed Compensia, its compensation consultant, to perform a detailed review of our cash and equity-based incentive plans in comparison to market practices.

In conducting its assessment, the Compensation Committee considered the following:

•
Our revenue model and our annual cash incentive opportunity plan encourage our employees to focus on current revenue and operating income goals as well as on creating a stable, predictable stream of revenue over multiple years, rather than focusing on current year revenue at the expense of succeeding years, and compensate our employees based primarily on the Company’s financial performance against our annual operating plan.

•	The distribution of compensation among our core compensation elements effectively balances short-term performance and long-term performance.

•
Our cash and equity-based incentive awards focus on both short-term and long-term goals and, in the case of equity-based incentive compensation awards, provide for payouts over a four-year period, to ensure that our executives remain focused on our performance beyond the immediate fiscal year.

•
Our cash and equity-based incentive awards contain a range of performance target levels and payouts, to discourage from taking risky actions to meet a single target with an “all or nothing” result of compensation or no compensation.

•	Its retention of “negative discretion” to reduce our NEOs’ incentive award payments under our annual cash incentive opportunity plan.

•	Our executives are required to hold a meaningful number of shares of our common stock pursuant to our stock ownership policy.

Based upon this assessment, the Compensation Committee does not believe that our company-wide compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement required by Item 402(b) of Regulation S-K with Silicon Image’s management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Masood Jabbar, Chair
Peter Hanelt
William George
William Raduchel

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010. The named executive officers were not entitled to receive payments which would be characterized as “non-equity incentive plan compensation” for the fiscal years ended December 31, 2012, 2011 and 2010.

Name and Pricipal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation	Total ($)
Camillo Martino (2)	2012	$450,000	$-	$881,400	$-	$24,564	$1,355,964
Chief Executive Officer	2011	450,000	148,500	764,500	806,520	23,071	2,192,591
	2010	420,170	260,073	-	1,413,100	24,542	2,117,885

Noland Granberry (3)	2012	296,866	-	126,488	162,756	24,373	610,483
Chief Financial Officer	2011	288,500	42,842	208,500	219,960	22,831	782,633
	2010	265,000	90,917	134,400	195,330	24,346	709,993

Edward Lopez (4)	2012	303,144	-	105,406	135,630	24,406	568,586
Chief Legal and Administrative Officer	2011	294,600	43,748	173,750	183,300	22,868	718,266
	2010	286,000	115,539	18,900	142,424	24,370	587,233

Timothy Vehling (5)	2012	300,910	-	126,488	162,756	24,394	614,548
Vice President of Product Marketing and Vice President	2011	290,000	38,425	225,875	238,290	22,843	815,433
and General Manager of the Wireless Division	2010	275,000	184,727	-	178,030	23,473	661,230

Seamus Meagher (6)	2012	250,000	124,766	-	-	24,564	399,330
Vice President of Worldwide Sales	2011	-	-	-	-	-	-
	2010	-	-	-	-	-	-

Eric Almgren (7)†	2012	235,591	-	126,488	162,756	19,364	544,199
Former Vice President of IP Business Group	2011	273,000	159,023	208,500	219,960	21,488	881,971
	2010	259,797	169,445	-	178,030	21,492	628,764
_______________

(1)
The amounts in these columns reflect the aggregate grant date fair value of the stock and option awards computed in accordance with ASC No. 718, Stock-based Compensation . The assumptions used in the calculation of the grant date fair value of the stock and option awards are included in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2013.

(2)
For Mr. Martino, amounts under “All Other Compensation” represent payments by us of $20,812 for health insurance, $1,752 for life insurance and $2,000 as matching contributions that the Company made on Mr. Martino’s behalf under its 401(k) plan in 2012, $19,319 for health insurance, $1,752 for life insurance and $2,000 as matching contributions that the Company made on Mr. Martino’s behalf under its 401(k) plan in 2011 and $21,318 for health insurance, $1,224 for life insurance and $2,000 as matching contributions that the Company made on Mr. Martino’s behalf under its 401(k) plan in 2010.

(3)
For Mr. Granberry, amounts under “All Other Compensation” represent payments by us of $20,812 for health insurance, $1,561 for life insurance and $2,000 as matching contributions that the Company made on Mr. Granberry’s behalf under its 401(k) plan in 2012, $19,319 for health insurance, $1,512 for life insurance and $2,000 as matching contributions that the Company made on Mr. Granberry’s behalf under its 401(k) plan in 2011 and $21,318 for health insurance, $1,028 for life insurance and $2,000 as matching contributions that the Company made on Mr. Granberry’s behalf under its 401(k) plan in 2010.

(4)
For Mr. Lopez, amounts under “All Other Compensation” represent payments by us of $20,812 for health insurance, $1,594 for life insurance and $2,000 as matching contributions that the Company made on Mr. Lopez’ behalf under its 401(k) plan in 2012, $19,319 for health insurance, $1,549 for life insurance and $2,000 as matching contributions that the Company made on Mr. Lopez’ behalf under its 401(k) plan in 2011 and $21,319 for health insurance, $1,051 for life insurance and $2,000 as matching contributions that the Company made on Mr. Lopez’ behalf under its 401(k) plan in 2010.

(5)
For Mr. Vehling, the amount under “Annual cash incentive opportunity” for the year 2011 includes payments by us of $14,500 for annual sales incentive compensation earned in 2011 but paid in 2012 and for the year 2010 includes payments by us of $116,875 for annual sales incentive compensation earned in 2010 but paid in 2011. Amounts under “All Other Compensation” represent payments by us of $20,812 for health insurance, $1,582 for life insurance and $2,000 as matching contributions that the Company made on Mr. Vehling’s behalf under its for 401(k) plan in 2012, $19,319 for health insurance, $1,524 for life insurance and $2,000 as matching contributions that the Company made on Mr. Vehling’s behalf under its for 401(k) plan in 2011 and $21,317 for health insurance, $1,010 for life insurance and $1,146 as matching contributions that the Company made on Mr. Vehling’s behalf under its for 401(k) plan in 2010.

(6)
For Mr. Meagher, the amount under “Annual cash incentive opportunity” for the year 2012 includes payments by us for annual sales incentive compensation earned in 2012, $90,234 paid in 2012 and $34,532 paid in 2013. Amounts under “All Other Compensation” represent payments by us of $20,812 for health insurance, $1,752 for life insurance and $2,000 as matching contributions that the Company made on Mr. Meagher’s behalf under its for 401(k) plan in 2012.

(7)
For Mr. Almgren, the amount under “Annual cash incentive opportunity” for the year 2011 includes payments by us of $136,500 for annual sales incentive compensation earned in 2011 but paid in 2012 and for the year 2010 includes payments by us of $131,000 for annual sales incentive compensation earned in 2010 but paid in 2011. Amounts under “All Other Compensation” represent payments by us of $16,133 for health insurance, $1,231 for life insurance and $2,000 as matching contributions that the Company made on Mr. Almgren’s behalf under its for 401(k) plan in 2012,  $18,053 for health insurance, $1,435 for life insurance and $2,000 as matching contributions that the Company made on Mr. Almgren’s behalf under its for 401(k) plan in 2011 and $18,627 for health insurance, $865 for life insurance and $2,000 as matching contributions that the Company made on Mr. Almgren’s behalf under its for 401(k) plan in 2010.

†	Mr. Almgren ceased serving as an executive officer on October 5, 2012.
Compensation of Named Executive Officers in 2012

Camillo Martino, Chief Executive Officer.  Mr. Martino has served as our Chief Executive Officer since January 2010. Mr. Martino’s compensation for 2012 consisted of base salary, incentive annual cash incentive opportunity and equity grants in addition to the Company’s standard benefits. Mr. Martino’s base compensation in 2012 was $450,000. In 2012, Mr. Martino was granted 240,000 market-based RSUs with a grant date fair value of $881,400. Mr. Martino did not receive any annual cash incentive opportunity in 2012.

Noland Granberry, Chief Financial Officer.  Mr. Granberry was appointed as the Chief Financial Officer in May 2010.  He served as the Chief Accounting Officer from March 2007 to April 2010 and as Corporate Controller from March 2006 to April 2010. Mr. Granberry’s compensation for 2012 consisted of base salary, incentive annual cash incentive opportunity and equity grants in addition to the Company’s standard benefits. Mr. Granberry’s base compensation in 2012 was $296,866. In 2012, Mr. Granberry was granted 15,000 RSUs with a grant date fair value of $77,250, 15,000 market-based RSUs with a grant date fair value of $49,238 and 60,000 non-qualified stock options with a grant date fair value of $162,756. Mr. Granberry did not receive any annual cash incentive opportunity in 2012.

Edward Lopez, Chief Legal and Administrative Officer.  Mr. Lopez was appointed as the Chief Legal and Administrative Officer in July 2010. Mr. Lopez served as the Company’s Chief Legal Officer from January 2007 to July 2010. Mr. Lopez’s compensation for 2012 consisted of base salary, incentive annual cash incentive opportunity and equity grants in addition to the Company’s standard benefits. Mr. Lopez’s base salary in 2012 was $303,144. In 2012, Mr. Lopez was granted 12,500 RSUs with a grant date fair value of $64,375, 12,500 market-based RSUs with a grant date fair value of $41,031 and 50,000 non-qualified stock options with a grant date fair value of $135,630. As with all of our named executive officers, the size of Mr. Lopez’s equity grant was determined by the Compensation Committee’s assessment of his individual performance, the amount of vested and unvested equity grants then held by Mr. Lopez, and the desire to continue to maintain Mr. Lopez’s equity compensation at levels that are competitive with our peer firms. Mr. Lopez did not receive any annual cash incentive opportunity in 2012.

Timothy Vehling, Vice President of Product Marketing and Vice President and General Manager of the Wireless Division . Mr. Vehling was appointed as Vice President of Product Marketing and Vice President and General Manager of the Wireless Division in December 2011. Mr. Vehling served as Vice President of the Company’s Products Business Group from March 2010 to November 2011. Mr. Vehling joined Silicon Image in May 2009 as Vice President of Worldwide Marketing. Mr. Vehling’s compensation for 2012 consisted of base salary, incentive compensation or annual cash incentive opportunity and equity grants in addition to the Company’s standard benefits. Mr. Vehling’s base compensation in 2012 was $300,910. In 2012, Mr. Vehling was granted 15,000 RSUs with a grant date fair value of $77,250, 15,000 market-based RSUs with a grant date fair value of $49,238 and 60,000 non-qualified stock options with a grant date fair value of $162,756. As with all of our named executive officers, the size of Mr. Vehling’s equity grant was determined by the Compensation Committee’s assessment of his individual performance, the amount of vested and unvested equity grants then held by Mr. Vehling, and the desire to continue to maintain Mr. Vehling’s equity compensation at levels that are competitive with our peer firms. Mr. Vehling did not receive any annual cash incentive opportunity in 2012.

Seamus Meagher, Vice President of Worldwide Sales. Mr. Meagher was appointed as Vice President Worldwide Sales in December 2011. Mr. Meagher served as Taiwan Country Manager from December 2010 to November 2011.  Mr. Meagher joined Silicon Image in April  2004 as Director of Sales for the Americas and EMEA. Mr. Meagher’s compensation for 2012 consisted of base salary and incentive compensation or annual cash incentive opportunity in addition to the Company’s standard benefits. Mr. Meagher’s base compensation in 2012 was $250,000. In 2012, Mr. Meagher did not receive any equity grants or any annual cash incentive opportunity.

Eric Almgren, Former Vice President of IP Business Group.   Mr. Almgren served as Vice President of the Company’s IP Business Group from March 2010 through October 2012.  Mr. Almgren served as the Vice President of Licensing and Corporate Development from December 2002 to February 2010. Mr. Almgren’s compensation for 2012 consisted of base salary, incentive compensation or annual cash incentive opportunity and equity grants in addition to the Company’s standard benefits. Mr. Almgren’s base compensation from January 1, 2012 through October 5, 2012 was $235,591. In 2012, prior to his departure Mr. Almgren was granted 15,000 RSUs with a grant date fair value of $77,250, 15,000 market-based RSU with a grant date fair value of $49,238 and 60,000 non-qualified stock options with a grant date fair value of $162,756. As with all of our named executive officers, the size of Mr. Almgren’s equity grant was determined by the Compensation Committee’s assessment of his individual performance, the amount of vested and unvested equity grants then held by Mr. Almgren, and the desire to continue to maintain Mr. Almgren’s equity compensation at levels that are competitive with our peer firms. Mr. Almgren did not receive any annual cash incentive opportunity in 2012.

GRANTS OF PLAN-BASED AWARDS TABLE (2012)

The table below provides information with respect to each stock option and restricted stock unit granted to each current and former named executive officer during 2012. The stock options set forth below were granted for fixed number of shares and unless noted otherwise below, vesting under such stock options is contingent only upon continued service with Silicon Image and not achievement of other performance-related targets or conditions.

Named Executive Officers	Grant Date	All Other Stock Awards: Number of Shares of Stock or Unit (#)		All Other Stock Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Camillo Martino	8/15/2012	240,000	(2)	-		$-	$881,400
Noland Granberry	8/15/2012	15,000	(2)	60,000	(4)	5.15	211,994
	8/15/2012	15,000	(3)	-		-	77,250
Edward Lopez	8/15/2012	12,500	(2)	50,000	(4)	5.15	176,661
	8/15/2012	12,500	(3)	-		-	64,375
Timothy Vehling	8/15/2012	15,000	(2)	60,000	(4)	5.15	211,994
	8/15/2012	15,000	(3)	-		-	77,250
Eric Almgren	8/15/2012	15,000	(2)	60,000	(4)	5.15	211,994
	8/15/2012	15,000	(3)	-		-	77,250
_______________

(1)
We estimate the fair value of the stock and option awards in accordance with the provisions of ASC No. 718, “Stock-based Compensation.” The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option valuation model and a single option award approach. The fair value of the RSUs is determined using the closing price of the Company’s common stock on the date of the grant.   For a detailed discussion about the fair value calculations and assumptions, please refer to Note 11 to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2013.

(2)
These are market-based RSUs, which vest over four years with 25% of the RSUs vesting on each anniversary of the grant date, provided that on each such anniversary date,  the average closing price per share of the Company’s common stock for 60 calendar day period ending on the trading day immediately preceding such anniversary date is equal to or greater than the price set for each anniversary. There is a catch-up condition for the market-based RSUs issued to the CEO such as if the shares subject to vesting on the second anniversary of the grant date do not vest, they shall vest on either the third or fourth anniversary of the grant date if the average price equal to or greater than the price set for the fourth anniversary.  There is no catch-up condition for the market-based RSUs issued to the named executive officers other than the CEO. Any market-based RSUs granted to our NEOs other than our CEO that do not vest on an anniversary of the grant date due to the price of the Company’s common stock not satisfying the foregoing conditions shall be forfeited.

(3)	The RSUs vest over four years, with 25% of the RSUs vesting on each anniversary of the grant date until the RSUs are fully vested.

(4)
One-fourth (1/4th) of the shares subject to these options will vest on the one year anniversary of the grant date and thereafter, 1/48th of the shares will vest at the end of each full succeeding month.

OPTIONS EXERCISED/AWARDS VESTED TABLE (2012)

The table below provides information with respect to each stock option exercised by and RSU released to each current and former named executive officer during 2012.

	Option Awards		Stock Awards
Named Executive Officers	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Camillo Martino	20,000	$30,000	41,250	$194,288
Noland Granberry	-	-	35,500	184,763
Edward Lopez	-	-	30,000	166,450
Timothy Vehling	5,000	9,650	20,625	90,644
Seamus Meagher	-	-	15,821	75,366
Eric Almgren	96,250	68,636	51,409	267,946
________________

(1)
The value realized on exercise equals the difference between (a) either (i) the actual sales price of our common stock underlying the options exercised if the shares were immediately sold or (ii) the closing price per share of our common stock as reported on the NASDAQ Global Select Market on the date of exercise if the shares were held and (b) the applicable exercise price of such stock options.

(2)
Such number of shares represents the gross number of shares acquired by the NEO on the vesting date. The company withholds shares for tax purposes and the NEO actually receives a smaller number of shares upon vesting of RSUs.

(3)
The value realized on vesting equals the closing price per share of our common stock as reported on the NASDAQ Global Select Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in note (2).

OUTSTANDING EQUITY AWARDS AT YEAR END TABLE (2012)

The table below provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2012.

Named Executive Officers	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Expiration Date
Camillo Martino	1/18/2011	105,417	114,583	$6.95	1/18/2018	(1)
	1/15/2010	260,000	700,000	2.79	1/14/2020	(2)
Noland Granberry	8/15/2012	-	60,000	5.15	8/15/2019	(1)
	1/18/2011	28,750	31,250	6.95	1/18/2018	(1)
	5/17/2010	57,083	35,417	3.84	5/17/2017	(3)
	3/17/2008	5,000	-	4.55	3/17/2018	(1)
	4/16/2007	10,000	-	9.26	4/16/2017	(1)
	2/15/2007	9,600	-	9.27	2/15/2017	(1)
	9/15/2006	10,000	-	12.47	9/15/2016	(1)
	3/1/2006	18,000	-	11.14	3/1/2016	(1)
Edward Lopez	8/15/2012	-	50,000	5.15	8/15/2019	(1)
	1/18/2011	23,958	26,042	6.95	1/18/2018	(1)
	6/15/2010	50,000	30,000	3.50	6/15/2017	(1)
	2/15/2008	30,000	-	4.46	2/15/2018	(4)
	1/16/2007	100,000	-	13.18	1/16/2017	(1)
Timothy Vehling	8/15/2012	-	60,000	5.15	8/15/2019	(1)
	1/18/2011	31,146	33,854	6.95	1/18/2018	(1)
	6/15/2010	62,500	37,500	3.50	6/15/2017	(1)
	6/15/2009	53,000	12,500	2.46	6/15/2016	(5)
Seamus Meagher	12/15/2011	12,500	37,500	4.52	12/15/2018	(1)
	1/18/2011	4,792	5,208	6.95	1/18/2018	(1)
	2/15/2008	542	-	4.46	2/15/2018	(1)
	10/15/2007	4,000	-	5.85	10/15/2017	(1)
_______________

(1)
One-fourth (1/4th) of the shares subject to this option will vest on the one year anniversary of the grant date, and thereafter, 1/48th of the shares at the end of each full succeeding month until fully vested.

(2)
This option was an inducement to encourage Mr. Martino to join Silicon Image as its Chief Executive Officer. The option will vest over a four year period as follows: (i) 10% of the shares subject to the options vested on January 1, 2011; (ii) twenty percent (20%) of the shares subject to the option vested on January 1, 2012; (iii) thirty percent (30%) of the shares subject to the option vested on January 1, 2013; and (iv) forty percent (40%) of the shares subject to the option shall vest on January 1, 2014. This option was originally granted for 1,000,000 shares and has been exercised with respect to 40,000 shares.

(3)
In connection with his promotion to Chief Financial Officer, Mr. Granberry was granted 100,000 non-qualified stock options on May 17, 2010. One-fourth (1/4th) of the shares subject to the option will vest on May 17, 2011, the one year anniversary of the grant date, and thereafter, 1/48th of the shares vest at the end of each full succeeding month until fully vested.

(4)
This option was originally granted for 55,000 shares and has been exercised with respect to 25,000 shares. One-fourth (1/4th) of the shares subject to this option vested on the one-year anniversary of the grant date, and thereafter, 1/48th of the shares vest at the end of each full succeeding month until fully vested.

(5)
This option was originally granted for 100,000 shares and has been exercised with respect to 34,500 shares. One-fourth (1/4th) of the shares subject to this option vested on the one-year anniversary of the grant date, and thereafter, 1/48th of the shares vest at the end of each full succeeding month until fully vested.

The table below provides information regarding each of the restricted stock unit held by each of our named executive officers as of December 31, 2012.

	Stock Awards
Named Executive Officers	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Camillo Martino	8/15/2012	240,000	1,190,400	(2)
	1/18/2011	27,500	136,400	(3)
	1/18/2011	41,250	204,600	(4)
Noland Granberry	8/15/2012	15,000	74,400	(2)
	8/15/2012	15,000	74,400	(4)
	1/18/2011	22,500	111,600	(4)
	5/17/2010	17,500	86,800	(5)
	4/15/2009	24,000	119,040	(6)
Edward Lopez	8/15/2012	12,500	62,000	(2)
	8/15/2012	12,500	62,000	(4)
	1/18/2011	18,750	93,000	(4)
	8/16/2010	2,500	12,400	(7)
	4/15/2009	30,000	148,800	(8)
Timothy Vehling	8/15/2012	15,000	74,400	(2)
	8/15/2012	15,000	74,400	(4)
	1/18/2011	24,375	120,900	(4)
	6/15/2009	12,500	62,000	(4)
Seamus Meagher	12/15/2011	22,500	111,600	(4)
	1/18/2011	3,750	18,600	(4)
_______________

(1)
The market value represents the market price of the shares of our common stock underlying that award as of December 31, 2012, which is based on the closing price reported on the Nasdaq Global Select Market on that date ($4.96 per share).

(2)
These are market-based condition RSUs, vest over four years with 25% of the RSUs vesting on each anniversary of the grant date, provided that on each such anniversary date,  the average closing price per share of the Company’s common stock for 60 calendar day period ending on the trading day immediately preceding such anniversary date equal to or greater than the price set for each anniversary. There is a catch-up condition for the market-based RSUs issued to the CEO such as if the shares subject to vesting on the second anniversary of the grant date do not vest, they shall vest on either the third or fourth anniversary of the grant date if the average price equal to or greater than the price set for the fourth anniversary.  There is no catch-up condition for the market-based RSUs issued to the named executive officers other than the CEO. Any market-based RSUs that do not vest on an anniversary of the grant date due to the price of the Company’s common stock does not satisfy the foregoing conditions shall be forfeited.

(3)
These are performance based RSUs, which vest as to 50% per year if the company meets the vesting condition for the year ended December 31, 2011. The performance conditions were met for 2011, The company released 27,500 RSUs on January 18, 2012 and the remaining 27,500 RSUs on January 18, 2013.

(4)	The RSUs vest with respect to 1/4th of the total number of shares on each one-year anniversary of the grant date.

(5)
In connection with his promotion to Chief Financial Officer, Mr. Granberry was granted 35,000 RSUs with a grant date of May 17, 2010. The RSUs will vest with respect to 1/4th of the total number of shares on each one-year anniversary of the grant date.

(6)
These RSUs were originally granted for 60,000 shares on April 15, 2009. The RSUs vested with respect to 10% of the total number of shares or 6,000 shares on April 15, 2010, 20% of the total number of shares shall vest on April 15, 2011, 30% of the total number of shares on April 15, 2012, and 40% of the total number of shares on April 15, 2013.

(7)
In connection with his promotion to Chief Legal and Administrative Officer, Mr. Lopez was granted 5,000 RSUs on August 16, 2010.  These RSUs vest over four years, with 25% of the RSUs vesting on each anniversary of the grant date until the RSUs are fully vested.

(8)
These RSUs were originally granted for 75,000 units on April 15, 2009. The RSUs vested with respect to 10% of the total number of shares on April 15, 2010, 20% of the total number of shares shall vest on April 15, 2011, 30% of the total number of shares on April 15, 2012, and 40% of the total number of shares on April 15, 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Executive Change of Control Retention Agreements

On February 7, 2012, the Compensation Committee of the Board of Directors of Silicon Image authorized the entering into of new change of control retention agreements with each of the Company’s executive officers and vice presidents, including each of the named executive officers.

Under the Change of Control Retention Agreements, a change of control was defined generally as (a) an acquisition by any person of 50% or more of our outstanding shares of common stock, (b) the consummation of a merger or consolidation, or series of related transactions, which results in our voting securities outstanding immediately prior thereto failing to continue to represent at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction, (c) the sale or disposition of all or substantially all of our assets or (d) the dissolution or liquidation of the Company. The following is a summary of the material terms of each of the Change of Control Retention Agreements with each named executive officer regarding termination of each named executive officer’s employment with us.

•
Upon any termination of employment, the executive was entitled to receive (i) payment for all unpaid salary and vacation accrued through the date of termination, (ii) reimbursement for expenses per existing Company policies and (iii) continued benefits in accordance with the terms of our then existing benefit plans and policies and/or as required by applicable law.

•
In the event of his voluntary termination (other than for “good reason”) or termination for “cause”, or a termination by either the executive or the Company due to death or disability, the executive was not entitled to any cash separation benefits or additional vesting of shares of restricted stock or options.

•
In the event of his termination without “cause,” or if he resigns for “good reason,” during the period beginning three months before and ending twelve months following a change of control, the executive will be entitled to receive the following severance benefits:

•
the Chief Executive Officer shall receive cash severance equal to three times (3x) the Chief Executive Officer's base salary at the time of termination; the Chief Financial Officer shall receive cash severance equal to two times (2x) the Chief Financial Officer's base salary at the time of termination; and all other executives shall receive cash severance equal to one and one-half times (1.5x) the executive’s base salary at the time of termination.

•	reimbursement of COBRA insurance premiums (if such executive elects COBRA coverage), for twelve months following termination; and

•
each executive shall be entitled to acceleration of an additional two years of the executive’s unvested stock options at the time of termination, acceleration of an additional six months of the executive’s unvested RSUs at the time of termination.

In order to receive these payments and benefits, the executive was required to first execute a full unilateral release (including a waiver of unknown claims and covenant not to sue) in favor of Silicon Image and its directors, officers and other related persons and an agreement not to solicit our employees for a period of one year following termination.

•
“Cause” was defined to mean (i) willful failure to follow the lawful written directions of the Board, not remedied within thirty days of written notice, (ii) gross misconduct not remedied within thirty days of written notice, (iii) failure to comply with policies of the Company in a way that would be detrimental to the Company, not remedied within thirty days of written notice, (iv) conviction of, or a plea of no contest to, a crime involving moral turpitude or commission of a fraud that would reflect adversely on the Company or (v) his unreasonable or bad-faith failure to cooperate with the Company in any investigation or formal proceeding initiated by the Board in good faith.

•
“Good Reason” was defined to mean (i) any material reduction in his job duties and responsibilities, (ii) a material change in the position to whom the executive is to report, (iii) a material reduction in annual base salary or target annual cash incentive opportunity or (iv) requirement that his principal place of business be located more than 50 miles from the current location.

The following table quantifies the dollar value of payments and benefits to each of the named executive officers on December 31, 2012 according to their respective agreements upon a termination (other than for “cause” or “good reason”) within the period beginning three months prior to a change of control transaction and ending twelve months following such transaction, assuming that such termination took place on December 31, 2012 and that the price per share of our common stock was $4.96, the closing price of our stock reported on the NASDAQ Global Select Market on that date.

Named Executive Officers	Salary (2)	Health & Insurance Benefits	Intrinsic Value of Unvested Stock Awards (1)	Intrinsic Value of Unvested Option Awards (1)
Camillo Martino	$1,350,000	$20,812	$217,000	$1,085,000
Noland Granberry	593,732	20,812	96,100	39,667
Edward Lopez	454,716	20,812	80,600	43,800
Timothy Vehling	451,365	20,812	69,750	86,000
Seamus Meagher	375,000	20,812	21,700	11,000
_______________

DIRECTOR COMPENSATION

Board of Directors Compensation Practices

We compensate our non-employee board directors. Our goal is to be very competitive in the market to attract the best talent we can to our board. The aggregate board compensation is at the median relative to our peer companies.

In addition to the initial RSU grant and annual RSU grants for non-employee directors under the Director Compensation Plan described below, non-employee directors are eligible to receive discretionary grants of stock options under the 2008 Equity Incentive Plan.

Director Compensation Plan

The Compensation Committee, with the assistance of Compensia, a compensation consulting firm that was retained by the Compensation Committee to assess competitive market practices for board compensation based on a peer group review and evaluation of trends in board compensation, discussed director compensation and set the terms of the compensation plan currently in effect for our non-employee directors:

(1)  Initial RSU Grant. Upon appointment or election to the board, each non-employee director receives 15,000 RSUs under our 2008 Equity Incentive Plan, which RSUs vest 100% on the first anniversary of the grant date. The RSUs will become fully vested upon a change of control and will terminate on the date the director ceases to perform services for us.

(2)  Annual Compensation by Role .

•
Cash Compensation by Role.  Each non-employee director receives cash compensation for membership on the board, the standing committees and for holding chair positions on the board and the standing committees in the amounts and on the terms described in the table and note (1) below.

•
Annual RSU Grant(s).  Immediately following each annual meeting of stockholders, each director who is not an employee and whose direct pecuniary interest in our common stock is less than five percent receives a number of shares based on grant value as follows: $75,000 for the annual Board member RSU grant and $15,000 for the annual Board Chair RSU grant, with the number of shares determined as of the grant date by dividing the grant value by the thirty (30) day trailing average of the closing price of our stock reported on the NASDAQ Global Select Market. These RSUs vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us.

Role	Annual Cash Retainer by Role (1)	Annual RSU Grant Date Value by Role (2)
Board Member	$35,000	$75,000
Board Chair	10,000	15,000
Audit Committee Member	10,000	-
Audit Committee Chair	10,000	-
Compensation Committee Member	5,000	-
Compensation Committee Chair	7,000	-
Governance and Nominating Committee Member	5,000	-
Governance and Nominating Committee Chair	7,000	-
Corporate Development Committee Co-Chairs	7,000	-
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(1)
These cash amounts are additive with respect to each role performed by the applicable director. For example, if a director serves on the Board, as chair of the Audit Committee and member of the Compensation Committee, he will receive an annual cash retainer in the amount of $60,000 ($35,000 as Board member, $10,000 as Audit Committee member, $10,000 as chair of the Audit Committee and $5,000 as Compensation Committee member).

(2)	The number of RSU grant determined by dividing the grant date value by the thirty (30) day trailing average of the closing price of our stock reported on the NASDAQ Global Select Market.

DIRECTOR COMPENSATION TABLE (2012)

The table below sets forth the amounts of total compensation awarded to, earned by or paid to non-employee directors of Silicon Image in 2012 for membership on the Board and committees of the Board, pursuant to the Director Compensation Plan.  The non-employee directors were not entitled to receive payments which would characterized as “non-equity incentive plan compensation” for the fiscal year ended December 31, 2012. We do not administer a pension plan program.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Peter Hanelt (2)	$72,500	$76,865	$149,365
Masood Jabbar (3)	65,500	64,054	129,554
John Hodge (4)	55,000	64,054	119,054
William Raduchel (5)	50,500	64,054	114,554
William George (6)	54,000	64,054	118,054
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(1)

The amounts in this column reflect the aggregate grant date fair value of the RSUs granted to the directors in 2012 pursuant to our 2008 Equity Incentive Plan. The aggregate fair value of the RSUs is computed in accordance with ASC No. 718. The fair value of the RSUs was determined using the market value of the Company’s common stock on the date of the grant.

(2)
On May 16, 2012, Mr. Hanelt was granted 17,509 RSUs. These RSUs shall vest 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 16, 2012 (i.e., date of grant) was $4.39 per share. As of December 31, 2012, Mr. Hanelt held outstanding RSUs for 17,509 shares, all of which were unvested and aggregate outstanding options to purchase 80,000 shares, all of which were vested.

(3)
On May 16, 2012, Mr. Jabbar was granted 14,591 RSUs. These RSUs shall vest as to 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 16, 2012 (i.e., date of grant) was $4.39 per share. As of December 31, 2012, Mr. Jabbar held outstanding RSUs for 14,591 shares, all of which were unvested and aggregate outstanding options to purchase 70,000 shares, all of which were vested.

(4)
On May 16, 2012, Mr. Hodge was granted 14,591 RSUs. These RSUs shall vest as to 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 16, 2012 (i.e., date of grant) was $4.39 per share. As of December 31, 2012, Mr. Hodge held outstanding RSUs for 14,591 shares, all of which were unvested and aggregate outstanding options to purchase 65,000 shares, all of which were vested.

(5)
On May 16, 2012, Mr. Raduchel was granted 14,591 RSUs. These RSUs shall vest as to 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 16, 2012 (i.e., date of grant) was $4.39 per share. As of December 31, 2012, Mr. Raduchel held outstanding RSUs for 14,591 shares, all of which were unvested and aggregate outstanding options to purchase 250,000 shares, of which 230,000 shares were vested and 20,000 were unvested.

(6)
On May 16, 2012, Dr. George was granted 14,591 RSUs These RSUs shall vest as to 100% on the earlier of the first anniversary of the grant date or the date of the Company’s first annual meeting of stockholders following the grant date, will become fully vested upon a change of control and will terminate on the date the director ceases to provide services to us. The market value of the Company’s common stock on May 16, 2012 (i.e., date of grant) was $4.39 per share. As of December 31, 2012, Dr. George held outstanding RSUs for 14,591 shares, all of which were unvested and aggregate outstanding options to purchase 70,000 shares, all of which were vested.

TRANSACTIONS WITH RELATED PERSONS

From January 1, 2012 to the present, there have been no (and there are no currently proposed) transactions in which Silicon Image was (or is to be) a participant and the amount involved exceeded $120,000, and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

Silicon Image has adopted and maintains a code of conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, maintenance of corporate books and records, gifts and entertainment, political contributions, international business laws, confidentiality, protection of company assets, public communications, special obligations applicable to our Chief Executive Officer and senior financial officers and standards and procedures for compliance with the code. The code can be found on the Investors Center section of our website at http://ir.siliconimage.com by clicking on “Governance Documents” under “Research Tools”.

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons are expected to avoid conflicts of interest. The code provides some examples of activities that could involve conflicts of interest, including aiding our competitors, involvement with any business that does business with us or seeks to do so, owning a significant financial interest in a competitor or a business that does business with us or seeks to do so, soliciting or accepting payments or other preferential treatment from any person that does business with us or seeks to do so, taking personal advantage of corporate opportunities and transacting company business with a family member.

The code defines a “related party transaction” to mean any transaction that is required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission. The compliance officer under the code will conduct a review of all related party transactions for potential conflict of interest situations. Further, all related party transactions must be approved or ratified by our audit committee or another independent body of the Board. The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our compliance officer and audit committee or independent body of the Board will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our audit committee or independent body of the Board concluded in good faith that it was in our interest to proceed with it. We expect that that pre-approval will be sought for any such transaction when practicable and when pre-approval is not obtained, for any such transaction to be submitted for ratification as promptly as practicable.

STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Silicon Image specifically incorporates this information by reference and shall not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for Silicon Image, the NASDAQ Composite Stock Market Index (US) and the S&P Information Technology Index. The graph assumes that $100 was invested in Silicon Image’s common stock, the NASDAQ Composite Stock Market (US) and the S&P Information Technology Index from December 31, 2007 through December 31, 2012. No cash dividends have been declared on Silicon Image’s common stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Silicon Image, Inc., the NASDAQ Composite Index, and the S&P Information Technology Index

$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
12/07
12/08
12/09
12/10
12/11
12/12
Silicon Image, Inc.
NASDAQ Composite
S&P Information Technology

*$100 invested on 12/31/07 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

Copyright© 2013 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

	12/07	12/08	12/09	12/10	12/11	12/12
Silicon Image, Inc.	100.00	92.92	57.08	162.61	103.98	109.73
NASDAQ Composite	100.00	59.03	82.25	97.32	98.63	110.78
S&P Information Technology	100.00	56.86	91.96	101.32	103.77	119.15

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Silicon Image specifically incorporates this information by reference and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for Silicon Image’s internal controls over the financial reporting process and for its assessment of the effectiveness of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of Silicon Image’s consolidated financial statements and the independent audit of the internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal year 2012, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that Silicon Image’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has also discussed management’s assessment of internal control over financial reporting as well as Deloitte & Touche LLP’s report on their audit of internal control over final reporting as of December 31, 2012. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with those Charged with Governance).

Deloitte & Touche LLP has also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of Deloitte & Touche LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements and management’s report on internal control over financial reporting in Silicon Image’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

Audit Committee

Peter Hanelt
John Hodge
Masood Jabbar

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our common stock (“10% Stockholders”) to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other equity securities on a Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such filings in our possession and written representations from the executive officers and directors, we believe that all of our executive officers, directors and 10% Stockholders made all the necessary filings under Section 16(a) during fiscal year 2012.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in Silicon Image’s Proxy Statement and form of proxy relating to Silicon Image’s Annual Meeting of Stockholders to be held in 2014 must be received by December 6, 2013. Stockholders wishing to bring a proposal before Silicon Image's Annual Meeting of Stockholders to be held in 2014 (but not include it in Silicon Image’s proxy materials) must provide written notice of such proposal to the Secretary of Silicon Image at the principal executive offices of Silicon Image between February 21, 2014 and March 24, 2014.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

Silicon Image invites its Board members to attend its annual stockholder meetings, but does not require attendance. In 2012, Mr. Camillo and Mr. Hanelt attended Silicon Image’s Annual Stockholder Meeting. Mr. Jabbar and Mr. Raduchel participated in the Annual Stockholder Meeting by phone.

SECURITY HOLDER COMMUNICATIONS

Any security holder of Silicon Image wishing to communicate with the Board may write to the Board at directors@siliconimage.com or Board of Directors, c/o Silicon Image, 1140 East Arques Ave., Sunnyvale, California 94085. An employee of Silicon Image, under the supervision of the Chairman of the Board, will forward these emails and letters directly to the Board. Security holders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

Silicon Image has adopted a code of conduct and ethics that applies to Silicon Image’s directors, executive officers and employees, including its Chief Executive Officer and Chief Financial Officer. The code of conduct and ethics is available on the Investor Center section of Silicon Image’s website at http://ir.siliconimage.com by clicking on “Governance Documents” under “Research Tools”.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

SILICON IMAGE, INC

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 21, 2013.

Vote by Internet

- Go to **www.investorvote.com/SIMG**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors unanimously recommends a vote FOR each of the nominees, and FOR Proposals 2 and 3.

1. ELECTION OF CLASS II DIRECTORS

+

Nominees:

	For	Withhold		For	Withhold
01 - Masood Jabbar	☐	☐	02 - John Hodge	☐	☐

	For	Against	Abstain
2. Vote to approve the Company's executive compensation	☐	☐	☐
3. Vote to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

+

01MMQB

Important notice regarding the Internet availability of proxy materials for the 2013 Annual Meeting of Stockholders. The Proxy Statement and the 2012 Annual Report to Stockholders are available at: **http://ir.siliconimage.com/annuals.cfm**

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — SILICON IMAGE, INC.

Annual Meeting of Stockholders – May 22, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Camillo Martino and Edward Lopez, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Silicon Image, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 22, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

The Board of Directors unanimously recommends a vote FOR each of the nominees, and FOR Proposals 2 and 3.

(Continued and to be marked, dated and signed, on the other side)